As filed with the Securities and Exchange Commission on September 1, 1999
                                                           Registration No. 333-
================================================================================
                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                             ----------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                             ----------------------

                        EMPIRE FINANCIAL HOLDING COMPANY
--------------------------------------------------------------------------------
                 (Name of Small Business Issuer in Its Charter)

               Florida                         6211                        applied for
--------------------------------------------------------------------------------------------------
     (State or Jurisdiction of     (Primary Standard Industrial   (IRS Employer Identification
   Incorporation or Organization)   Classification Code Number)               Number)

                            1385 West State Road 434
                             Longwood, Florida 32750
                                 (407) 774-1300
--------------------------------------------------------------------------------
          (Address and Telephone Number of Principal Executive Offices)

                1385 West State Road 434, Longwood, Florida 32750
--------------------------------------------------------------------------------
(Address of principal place of business or intended principal place of business)

                       Kevin M. Gagne and Richard L. Goble
                           Co-Chief Executive Officers
                        Empire Financial Holding Company
                            1385 West State Road 434
                             Longwood, Florida 32750
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Agent for Service)

                          Copies of communications to:
         Phillip J. Kushner, Esq.                 Daniel Lampert, Esq.
         Greenberg Traurig, P.A.             Berger Davis & Singerman, P.A.
           1221 Brickell Avenue           200 South Biscayne Blvd., Suite 2950
           Miami, Florida 33131                   Miami, Florida 33131
      Telephone No.: (305) 579-0500           Telephone No.: 305-714-4380
      Facsimile No.: (305) 579-0717           Facsimile No.: 305-714-4340

                         -------------------------------

        Approximate date of commencement of proposed sale to the public:

   As soon as practicable after this Registration Statement becomes effective.

                           ---------------------------

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.[ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

                         CALCULATION OF REGISTRATION FEE
-----------------------------------------------------------------------------------------------------------------------------------
                                                                  Proposed Maximum     Proposed Maximum
      Title of each Class of Securities          Amount to be      Offering Price     Aggregate Offering    Amount of Registration
              to be Registered                    Registered       Per Share (1)           Price(1)                  Fee
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value..............           2,300,000(2)      $15.00            $34,500,000                 $9,591.00
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per share,
   issuable upon exercise of the                       200,000         $18.75             $3,750,000                 $1,042.50
   Underwriter's Warrants(3)..............
-----------------------------------------------------------------------------------------------------------------------------------
         Total                                                                                                      $10,633.50
-----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and pursuant to Rule 457.

(2) Includes 300,000 shares of Common Stock which may be issued upon exercise of a 45-day option granted to the underwriters solely to cover over-allotments, if any.

(3) Pursuant to Rule 416 under the Securities Act, this Registration Statement also covers additional shares as may become issuable as a result of the anti-dilution provisions contained in the warrants.

         The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

Information contained in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED SEPTEMBER 1, 1999            PRELIMINARY PROSPECTUS


The words "Empire Financial Holding Company" beneath a logo consisting of a darkened square with horizontal lines, and a series of light and dark geometric shapes arranged top form a triangle shape superimposed on the square.




                        2,000,000 shares of common stock

                                 $____ per share

               ---------------------------------------------------

                        EMPIRE FINANCIAL HOLDING COMPANY

              ----------------------------------------------------

         This is our initial public offering. Prior to this offering there has been no public market for our shares. Our proposed NASDAQ National Market trading symbol is EFHC.

         We expect that the price to the public in the offering will be between $10.00 and $15.00 per share. The market price of the shares after the offering may be higher or lower than the offering price.

         An investment in our shares involves certain risks. See Risk Factors beginning on page 5 of this prospectus.

                                  The Offering

                                                                  Per Share            Total
                                                                  ---------            -----
Public offering price..................................               $                  $
Underwriting discounts and commissions.................               $                  $
Proceeds to us.........................................               $                  $

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

         We have entered into a firm commitment underwriting agreement with LM Capital Securities, Inc. for the sale of the shares in this offering. We have granted to the underwriters a 45-day option to purchase up to an additional 300,000 shares of common stock to cover over-allotments. One of our subsidiaries, Empire Financial Group, Inc. will be one of the underwriters participating in this offering.

         The underwriters expect to deliver the shares to purchasers on _____________, 1999.

LM CAPITAL SECURITIES, INC.                         EMPIRE FINANCIAL GROUP, INC.

                 The date of this prospectus is __________, 1999

                                TABLE OF CONTENTS

                                                Page                                                      Page
                                                ----                                                      ----

Summary...........................................1        Business.........................................26
Summary Consolidated Financial Information........4        Management.......................................37
Risk Factors......................................5        Principal Shareholders...........................41
Determination of Offering Price..................12        Certain Transactions.............................42
Use of Proceeds..................................13        Description of Capital Stock.....................43
Dividend Policy..................................14        Shares Eligible for Future Sale..................46
Dilution.........................................15        Underwriting.....................................47
Capitalization...................................16        Legal Matters....................................49
Management's Discussion and Analysis of Financial          Experts..........................................49
   Condition and Results of Operations...........17        Where You Can Find More Information..............49
                                                           Index to Consolidated Financial Statements......F-1

         As used in this prospectus, the terms "we," "us," "our," the "Company" and "Empire" mean Empire Financial Holding Company and its subsidiaries Advantage Trading Group, Inc., Empire Financial Group, Inc. and Empire Investment Advisors, Inc. (unless the context indicates a different meaning) and the term "common stock" means Empire's common stock, $.01 par value per share.

         You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

                  CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

         Certain important factors may affect our actual results and could cause those results to differ materially from any forward-looking statements made in this prospectus or that are otherwise made by us or on our behalf. Forward-looking statements are not based on historical facts and are typically phrased using words such as "may," "will," "expect," "believe," "anticipate," "intend," "could," "estimate" or "continue" and similar expressions or variations.

         Investing in our common stock is risky. You should carefully consider the preceding risks before making an investment decision. These risks are not the only ones that we face. Additional risks that generally apply to publicly traded companies and companies in our industry that we have not yet identified or that we think are immaterial may also harm our business. Our business, operating results and financial condition could be adversely affected by any of the preceding risks. The trading price of our common stock could decline due to any of these risks, and you could lose all or part of your investment. You should also refer to the other information set forth in this prospectus, including our financial statements and the related notes.


                                       (i)

                                     SUMMARY

         Because this is a summary, it does not contain all of the information that may be important to you. You should read the entire prospectus carefully, and you should consider the risk factors and our financial statements and accompanying notes that appear later in this prospectus. Except as otherwise indicated, all information in this prospectus (1) assumes no exercise of the underwriters' over-allotment option; (2) does not give effect to up to 500,000 shares of common stock issuable upon the exercise of options that may be granted under our 1999 Stock Option Plan; and (3) assumes an initial public offering price of $10.00 per share.

                                    About Us

General

         Empire Financial Holding Company is a full-service, self-clearing, financial services firm that provides discount brokerage and other financial services to retail and institutional customers. We also provide trade execution services for approximately 80 independent broker dealers, as well as for some of our customers' trades. Our trade execution and clearing capabilities position us to offer clearing services and online trade execution services to other broker dealers.

         Our retail customers can place their securities orders online through our secure website located at www.empirenow.com, or over the telephone at 1-800-lowfees (569-3337). We give our retail customers access to useful financial products and services, such as real time quotes and portfolio tracking, as well as access to their funds through free check writing and debit cards. Our retail customers can also use our website links to obtain market commentary, analysis and research, news and investment charting. We realize significant cost savings by clearing our own trades that allow us to competitively price our services to our customers.

         Our business has grown significantly during the past year:

         o Our active customer accounts increased 54% to approximately 10,000 at June 30, 1999 from approximately 6,500 at June 30, 1998;

         o Our average trades per day increased 45% to approximately 1,600 for the six months ended June 30, 1999 from approximately 1,100 for the comparable period in 1998;

         o Our total revenues increased 140% to $8,528,693 for the six months ended June 30, 1999 from $3,546,401 for the comparable period in 1998; and

         o Our net income increased 241% to $2,595,790 for the six months ended June 30, 1999 from $760,506 for the comparable period in 1998.

         We were incorporated in Florida in September 1999 and have three wholly owned subsidiaries: Empire Financial Group, Inc., Advantage Trading Group, Inc. and Empire Investment Advisors, Inc., that were incorporated in Florida in 1990, 1995 and 1999, respectively.

The Financial Services Industry

         Today's financial services industry is a dynamic marketplace, where all kinds of financial services can be provided, in many combinations, to various types of customers. For example, investors can now separate financial advisory services from securities trading. With the development of electronic securities trading services, investors can substantially reduce transactional charges compared to traditional full-commissioned brokerage firms. Investors can now shop for the best rates and services.

         Individual investors have become increasingly knowledgeable about investing, and the large amount of financial information online allows investors to be more self-reliant and have more control over their investment decisions. Many investors now prefer to invest without paying for personal interaction with financial services professionals. As a result, many discount brokerage firms now provide online trading facilities with low commissions. However, discount brokerage firms do not typically provide the more sophisticated products and services offered by full-service firms, such as market analysis and information, recommendations and personalized portfolio tracking, with broker advice available when desired.

Our Market Opportunities

         Stock market activity has grown dramatically in recent years, with equity market capitalization doubling in the past five years to over $15 trillion, accompanied by large increases in average daily trading volumes as well. Additionally, as a result of the growth of the Internet as a tool to obtain information, online trading is now the fastest growing segment of the brokerage industry and is expected to continue to grow significantly. Online trades of retail customers accounted for over 25% of all retail stock trades in the U.S. in the first quarter of 1999 and are expected to grow to 50% by 2002. Current market research projections indicate that the number of online investor accounts will jump from approximately 6.7 million at the end of 1998 to over 24 million by the end of 2002. The value of assets held by customers in accounts with online brokerage firms is projected to grow from $324 billion in the U.S. at the end of 1998 to over $3 trillion in 2003. This rapid growth has brought with it increased competition among financial service providers as they seek to attract consumers using these new investment methods.

Our Business Strategy

         In order to succeed in the financial services industry, we believe that brokerage firms will have to provide competitive pricing as well as a comparative advantage in services, including online services. We plan to effectively compete by implementing the following business strategy:

         o Increase online transactions. Because today's investors increasingly use the Internet to invest, capitalizing on an online presence is imperative. The proceeds from this offering will allow us to embark on an aggressive marketing campaign highlighting our online presence and to continue developing our transaction execution capabilities. We are also continually seeking strategic relationships with leading technology providers to support our services with the latest features to offer superior services to our customers, empowering them and thereby increasing our volume of online transactions.

         o Become a leading clearing and execution services firm for independent broker dealers. Our trade execution and clearing capabilities permit us to expand our business by marketing our clearing and execution capabilities to independent broker dealers. By controlling the costs of these services we expect to diversify our revenue base, realize efficiencies and achieve greater flexibility. Assuming that we receive the necessary regulatory approvals, we intend to market our clearing services to other broker dealers by the end of 1999. We also plan to strengthen our relationship with these independent broker dealers by creating an online systems connection to our trade execution services and offering them online trade execution services in addition to our current telephone order capabilities.

         o Expand our customer base by acquiring independent broker dealers. Independent broker dealers with established customer bases may lack the necessary capital and other resources to expand their client base. We believe that our ability to provide broker dealers with the resources they need to meet client demands, including online trade execution capabilities, will attract broker dealers to us and allow us to expand our customer base through acquisitions.

         o Establish expertise in investment advisory services. We have established a subsidiary that will offer investment advisory services to our customers, which will assist us in establishing a stronger relationship with our customers. We believe this approach distinguishes us from many of our competitors.

         o Offer services to fee-based financial planners and registered investment advisors. We plan to increase our customer base and assets under management by establishing working relationships with fee-based financial planners and registered investment advisors. We plan to attract these planners and advisors by providing low cost trade execution and support services.

         o Combine the use of technology with personal interaction to establish and increase customer service, loyalty and retention. We understand our technology-based marketplace. However, we believe that our ability to offer a human touch to compliment electronic investing will help establish our success and result in customer retention. To meet these dual needs, we plan to establish both a Internet financial and investment portal site and expand our national call center with client support representatives to handle customer inquiries and requests.

How to Contact Us

         Our principal executive offices are located at 1385 West State Road 434, Longwood, Florida 32750, and our telephone number is 800-lowfees (569-3337). Our website is located at www.empirenow.com. Information on our website is not part of this prospectus.

                               About the Offering
Common stock offered ..................................................2,000,000 shares

Common stock to be outstanding after the offering .....................10,000,000 shares

Use of net proceeds....................................................Approximately $17,400,000 for advertising, net capital, new products and services, strategic
                                                                       alliances and acquisitions and other general
                                                                       corporate purposes.  See "Use of Proceeds."

Proposed NASDAQ Symbol.................................................EFHC

         Prior to this offering there has been no public market for our common stock. We cannot assure you that a trading market for the common stock will develop or how liquid that market might be. You may not be able to resell your shares at or above the initial public offering price.

                   Summary Consolidated Financial Information

         The following is a summary of our Financial Statements for the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999 and 1998, and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Financial Statements including the related notes included in this prospectus.

                                                                Year Ended                   Six Months Ended
                                                               December 31,                      June 30,
                                                       ------------------------------------------------------------
                                                           1998           1997              1999           1998
                                                       -------------- -------------- ---------------- -------------
                                                                                                (unaudited)
Statement of Operations Data:
     Commissions and fees........................      $   7,373,073  $   5,737,356    $   8,133,046   $  3,304,728
     Total revenues..............................          7,933,999      6,325,073        8,528,693      3,546,401

     Net income..................................      $   1,090,584  $     696,678    $   2,595,790   $    760,506

Pro forma information: (1)
     Pro forma income taxes......................      $     410,000  $     262,000    $     977,000   $    286,000
                                                       -------------  -------------    -------------   ------------
     Pro forma net income .......................      $     680,584  $     434,678    $   1,618,790   $    474,506
                                                       =============  =============    =============   ============
     Pro forma net income per share..............      $        0.09  $        0.05    $        0.20   $       0.06
                                                       =============  =============    =============   ============
     Pro forma weighted average number of common
       shares outstanding .......................          8,000,000      8,000,000        8,000,000      8,000,000
                                                       =============  =============    =============   ============

                                                     December 31, 1998                       June 30, 1999
                                                     -----------------  ----------------  ------------------
                                                           Actual             Actual         As Adjusted(2)
                                                     -----------------  ----------------  ------------------
                                                                                     (unaudited)
Balance Sheet Data:
     Cash and cash equivalents....................     $     367,825      $   1,201,864      $   18,601,864
     Total assets.................................     $   8,860,788      $  14,627,135      $   32,027,135
     Total liabilities............................     $   6,921,498      $  11,291,932      $   13,505,932
     Shareholders' equity.........................     $   1,939,290      $   3,335,203      $   18,521,203

------------------------------

(1) Empire and its subsidiaries have operated as Subchapter S corporations, and, accordingly, their taxable income has been taxed directly to their shareholders. Pro forma net income amounts assume that Empire was subject to federal income taxes and taxed as a C corporation at the tax rates in effect for the periods presented. On the effective date of this offering, our election to be treated as a Subchapter S corporation will automatically terminate, and we will be subject to federal income taxes. See Note 3 to the financial statements.

(2) Adjusted to reflect (a) the sale of the shares of common stock in this offering (based on an initial public offering price of $10.00 per share) and the receipt of the estimated $17,400,000 net proceeds therefrom, (b) the distributions of $463,690 made to Empire's existing shareholders after June 30, 1999 (which were funded from operating cash flow) and (c) the payment of an additional estimated $1,750,000 to Empire's existing shareholders related to their tax liability for the net income of Empire during the period January 1, 1999 to the date of this offering. We anticipate funding this $1,750,000 payment from operating cash flow. See "Dividend Policy" and Note 3 to the financial statements.

                                  RISK FACTORS

         You should carefully consider the risks and uncertainties described below before making an investment decision. Our business, financial condition and operating results could be adversely affected by any of the factors listed below, which could cause the trading price of our common stock to decline, and you could lose all or part of your investment. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us, or that we currently think are immaterial, may also impair our business operations.

Volatility in the securities business could directly harm our business.

         The securities business is volatile and is directly affected by the following factors, most of which are completely beyond our control:

         o  national and international political and economic conditions;
         o  broad trends in business and finance;
         o  fluctuations in volume and price levels of securities transactions;
         o  client default on commitments (such as margin obligations);
         o  litigation;
         o  employee misconduct, errors and omissions;
         o  regulation at federal and state levels; and
         o  increased reliance on technology.

         Losses associated with these risks could harm our business.

We are subject to securities regulation and failure to comply could subject us to penalties or sanctions that could harm our business.

         The securities industry in the United States is subject to extensive regulation under both federal and state laws. In addition, the Securities and Exchange Commission or the SEC, the National Association of Securities Dealers, Inc. or the NASD and other self-regulatory organizations, as well as the various stock exchanges and state securities commissions, require strict compliance with their rules and regulations. Broker dealers are subject to regulations covering all aspects of the securities business, including sales methods, trade practices among broker dealers, use and safekeeping of clients' funds and securities, capital structure, record keeping and the conduct of directors, officers and employees. Failure to comply and disputes concerning compliance with any of these laws, rules or regulations could result in substantial expenses as well as censure, fines, the issuance of cease and desist orders or the suspension or expulsion as a broker dealer, any of which could harm our business.

Potential governmental regulation of the Internet and online commerce could harm our business.

         Our business could be harmed by future legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the Internet and other online services. Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights, and quality of services and are also considering imposing sales or other taxes on Internet transactions. Furthermore, the growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies. The adoption of any additional laws or regulations may decrease the growth of the Internet or other online services, which could, in turn, decrease the demand for our trading systems and services and increase our cost of doing business. Moreover, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. In addition, as our services are available over the Internet in multiple states and foreign countries, and as we have numerous clients residing in these states and foreign countries, these jurisdictions may claim that we are required to comply with the laws of these states and foreign countries.

Failure to comply with net capital requirements could subject us to suspension or revocation by the SEC or expulsion by the NASD.

         The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities brokers. Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require our liquidation. In addition, a change in the net capital rules, the imposition of new rules or any unusually large charge against our net capital could limit our operations that require the intensive use of capital, such as the financing of client account balances. A significant operating loss or any unusually large charge against our net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

Intense competition from existing and new brokerage services may adversely affect our revenues and profitability.

         We cannot assure you that we will be able to compete effectively with current or future competitors or that the competitive pressures faced by us will not harm our business. The market for brokerage services and, particularly, online brokerage services, is relatively new, rapidly evolving, intensely competitive and has few barriers to entry. We expect competition to continue and intensify in the future. Some of our competitors have significantly greater financial, technical, marketing and other resources, offer a wider range of products and services and have more extensive client bases than us. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements than us and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies than us. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products.

Employee misconduct could harm our business.

         Employee misconduct could result in unknown and unmanaged risks or losses. There have been highly publicized cases involving fraud, theft and other misconduct by employees in the financial services industry, and we run the risk that employee misconduct could occur. Misconduct by employees could also include binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding from us unauthorized or unsuccessful activities. Employee misconduct could also involve the improper use of confidential information, which could result in regulatory sanctions and serious harm to our reputation and business.

We face risks associated with paying order flow rebates.

         We have arrangements with various NASDAQ market makers and third market firms to make cash payments in exchange for routing trade orders to us from these firms for execution. Loss of the ability to have orders routed to us in this manner could adversely effect our business, financial condition and operating results. This practice of paying for order flow is widespread in the securities industry. However, there can be no assurance that the SEC, the NASD, courts or other regulatory agencies will continue to permit payments for order flow.

We face risks that our clients may not repay us for credit we extend to them.

         We are subject to the risks inherent in extending credit to the extent that we permit our clients to purchase securities on a margin basis. A portion of our clients' securities activities are transacted on a margin basis (through our subsidiary clearing firm and Bear Stearns Securities Corp., our independent clearing broker which we have agreed to indemnify), pursuant to which credit is extended to clients and secured by cash and securities in the client's account. Periods of volatile markets increase these risks because the value of the collateral held by us could fall below the amount borrowed by the client. In such circumstances, we may be required to sell or buy securities at prevailing market prices and incur losses to satisfy client obligations. As of July 31, 1999, we have approximately $11,934,281 in credit extended to our clients through our subsidiary clearing firm, and $22,191,961 in credit extended to our clients through Bear Stearns Securities Corp.

We face risks associated with trade execution and our clearing operations.

         Our failure to perform trade execution and our clearing operations accurately and cost effectively could have a material adverse effect on our business, financial condition and results of operations. Trade execution services involve the processing of securities orders. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. Clearing securities firms are subject to substantially more regulatory control and examination than non-clearing firms because clearing operations involve substantial risks of liability to customers due to clerical errors related to the handling of customer funds and securities. Errors in performing trade execution and clearing functions and related regulatory requirements could create liabilities to affected customers and lead to civil penalties imposed by the SEC or the NASD. Any liability or penalty that arises as a result of clearing operations could harm our business, financial condition and operating results. We are also seeking approval to provide clearing services for other broker dealers as part of our strategy to expand our business. Our future growth could be hampered if we are unable to obtain this approval.

We may not be prepared for the Year 2000 and/or third-parties on which we rely may not be prepared which could harm our business.

         Because we depend to a very substantial degree upon the proper functioning of our computer systems, a failure of our systems to be Year 2000 compliant could harm our business. Failure of this kind could, for example, cause settlement of trades to fail, lead to incomplete or inaccurate accounting, recording or processing of trades in securities, currencies, commodities and other assets; result in generation of erroneous results; or give rise to uncertainty about our exposure to trading risks and our need for liquidity. If not remedied, potential risks include business interruption or shutdown, financial loss, regulatory actions, harm to our reputation and legal liability.

         In addition, we depend upon the proper functioning of third-party computer and non-information technology systems. If third parties with whom we interact have Year 2000 problems that are not remedied, the following problems could result:

         o in the case of vendors, in disruption of important services upon which we depend, such as telecommunications and electrical power;

         o in the case of third-party data providers, in the receipt of inaccurate or out-of-date information that would impair our ability to perform critical data functions;

         o in the case of financial intermediaries such as exchanges and clearing agents, in failed trade settlements, an inability to trade in certain markets;

         o in the case of banks and other lenders, in the disruption of capital flows potentially resulting in liquidity stress; and

         o in the case of counterparties and customers, in financial and accounting difficulties for those parties that expose us to increased credit risk and lost business.

         Disruption or suspension of activity in the world's financial markets is also possible. In addition, uncertainty about the success of remediation efforts generally may cause many market participants to reduce the level of their market activities temporarily as they assess the effectiveness of these efforts during a "phase-in" period beginning in late 1999. This in turn could result in a general reduction in trading and other market activities (and lost revenues) as well as reduced funding availability in late 1999 and early 2000. We cannot predict the impact that any of the above-mentioned matters would have on our business.

We may not be able to keep up in a cost-effective way with rapid technological changes.

         Our future success will depend, in part, on our ability to develop and use new technologies, respond to technological advances, enhance our existing services and products, and develop new services and products in a timely and cost-effective manner. The market for brokerage services and, particularly, electronic brokerage services over the Internet, is characterized by rapid technological change, changing client requirements, frequent service and product enhancements and introductions, and emerging industry standards. The introduction of services or products embodying new technologies and the emergence of new industry standards can render existing services or products obsolete and unmarketable. We cannot assure you that we will be successful in pursuing new opportunities or will compete successfully in any new markets.

We may not be able to keep up in a cost-effective way with our evolving market.

         The market for brokerage services is rapidly evolving. As a result, the level of demand for new forms of brokerage services including online brokerage services is uncertain. Intensive marketing and sales efforts may be necessary to educate prospective clients regarding the uses and benefits of our brokerage services and products. If the market for online brokerage services does not develop as we expect, our business could suffer.

We depend heavily on computer systems and system failures could harm our business.

         We rely heavily on various electronic media. We receive trade orders using the Internet and telephone. In addition, we process trade orders through our own systems and those of Bear Stearns Securities Corp., ABN Amro Incorporated, Mercantile Bank, N.A., The Vantra Group, Inc. and SunGard Financial Systems, Inc. These methods of trading are heavily dependent on the integrity of the electronic systems supporting them. Heavy system traffic during peak trading times could cause our systems to operate at unacceptably low speeds or fail altogether. Any significant degradation or failure of our computer systems, those of our vendors, or any other systems in the trading process (e.g., online service providers, record keeping and data processing functions performed by third parties and third-party software such as Internet browsers) could cause clients to suffer delays in trading. These delays could cause substantial losses for our clients and could subject us to claims from clients for losses, including litigation claiming fraud or negligence. Our computer systems are also vulnerable to damage or interruption from human error, natural disasters, power loss, sabotage or computer viruses.

Compromises of our systems' security could harm our business.

         Any compromise of our systems' security could harm our business. The secure transmission of confidential information over public networks is a critical element of our operations. We rely on encryption and authentication technology to provide the security and authentication necessary to effect secure transmission of confidential information over the Internet. Moreover, we continually evaluate advanced encryption technology to ensure the continued integrity of our systems. However, we cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will not result in a compromise of the technology or other means our vendors and we use to protect client transaction and other data.

We may face claims of infringement.

         Other parties may in the future claim that we infringe their intellectual property rights. Regardless of whether any such claims are valid, claims of infringement could be time-consuming and expensive to defend, divert our management's attention and could harm our business.

We may need additional capital and may not be able to obtain it.

         We currently anticipate that our available cash resources, combined with the net proceeds from the offering, will be sufficient to meet our presently anticipated working capital and capital expenditure requirements. However, if we need to raise additional funds in order to support further expansion, develop new or enhanced services and products, respond to competitive pressures, acquire complementary businesses or technologies or respond to unanticipated requirements, we cannot assure you that additional financing will be available when needed on terms favorable to us or on terms that will not result in dilution to our existing shareholders.

Kevin M. Gagne and Richard L. Goble own most of our common stock and control the company.

         Upon completion of this offering, our co-chief executive officers and co-chairmen of the board, Kevin M. Gagne and Richard L. Goble, will beneficially own approximately 80% of our common stock. Accordingly, following completion of this offering, these two individuals will control us and have the power to, among other matters, elect all directors, increase our authorized capital stock or cause our dissolution, merger or the sale of our assets.

Investors will experience immediate and substantial dilution.

         This offering involves an immediate and substantial dilution of $8.15 per share (81.5%) between the net tangible book value per share after the offering and the initial public offering price per share, assuming an initial public offering price of $10.00 per share.

There was no prior public market for our common stock and our stock price may be volatile.

         Prior to this offering, there has been no public market for our common stock. We anticipate that our common stock will be listed on The NASDAQ National Market; however, we cannot assure you that an active trading market will develop or be sustained. The initial public offering price will be determined by negotiations between us and LM Capital Securities, Inc. (the representative of the underwriters), and may not be indicative of the actual value of the common stock and may bear no relationship to the price at which the common stock will trade after completion of this offering. The market price of our common stock is subject to wide fluctuations in response to variations in operating results, general trends in our industry, actions taken by competitors, the overall performance of the stock market (and Internet stocks in particular) and other factors.

There are many shares eligible for future sale and sales of those shares could reduce the market price.

         The 2,000,000 shares of common stock offered hereby will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, by persons other than "affiliates" within the meaning of Rule 144 under the Securities Act. The holders of the remaining 8,000,000 shares of common stock generally will be entitled to sell these shares in the public securities market commencing in September 2000 without registration under the Securities Act to the extent permitted by Rule 144 under the Securities Act. In addition, the holders of these restricted shares have agreed not to sell or dispose of those shares for a period of 12 months from the date of this prospectus without the written consent of LM Capital Securities, Inc. Future sales of a substantial amount of our common stock in the public market, or the perception that future sales may occur, could reduce the market price of our common stock.

Delisting our securities from The NASDAQ Stock Market could subject us to the penny stock rules which could affect the liquidity of the securities.

         We expect that our common stock will be eligible for listing on The NASDAQ National Market upon the completion of this offering. In order to continue to be listed on The NASDAQ National Market, however, we must maintain $4,000,000 in net tangible assets, at least $750,000 market value of the public float, have two market makers, a minimum bid price of $1.00 per share, and maintain a minimum of two independent directors on our Board of Directors. Although we believe that we will be able to satisfy these maintenance criteria, failure to do so in the future may result in the delisting of our securities from The NASDAQ National Market and would likely make us ineligible to be listed on the NASDAQ SmallCap Market as well. Trading, if any, in our securities would thereafter be conducted in the OTC Bulletin Board. As a result of any delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, our securities. In addition, if the common stock were to become delisted from trading on NASDAQ and the trading price of the common stock were to fall below $5.00 per share on the date our securities were delisted, trading in these securities would also be subject to the requirements of certain rules promulgated under the Securities Exchange Act of 1934, as amended, which require additional disclosure by broker dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). These rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker dealers who sell penny stocks to persons other than established clients and accredited investors (generally institutions). For these types of transactions, the broker dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker dealers by these requirements may discourage broker dealers from effecting transactions in our securities, which could severely limit the market price and liquidity of our securities and the ability of purchasers in this offering to sell their securities in the secondary market.

We may issue additional preferred stock with preferential rights that may adversely affect your rights.

         The rights of the holders of common stock will be subject to and may be adversely affected by the rights of holders of any preferred stock that may be issued in the future. Our articles of incorporation authorize our board of directors to issue 1,000,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares, without further shareholder approval. Additionally, our articles of incorporation authorize us to issue 20,000 shares of Series A Junior Preferred Stock; each share of Series A Junior Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our shareholders, as well as preferential dividend and liquidation rights. The holders of preferred stock will have a preference on the receipt of dividends and payment upon liquidation compared to the holders of common stock.

Our preferred stock and certain provisions of Florida law may discourage, delay or prevent a change of control which might otherwise be beneficial to our shareholders.

         Preferred stock could be issued to discourage, delay or prevent a change in our control. Our articles of incorporation authorize us to issue preferred stock with designations, rights and preferences determined by our board of directors. Accordingly, the board of directors can, without shareholder approval, issue shares of preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock. Additionally, our articles of incorporation authorize us to issue up to 20,000 shares of Series A Junior Preferred Stock. Each share of Series A Junior Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our shareholders, as well as preferential dividend and liquidation rights. Series A Junior Preferred Stock is available for the purpose of preventing a change in control.

         There are also certain provisions of the Florida Business Corporation Act that could delay, defer or impede the removal of incumbent directors and could make more difficult a merger, tender offer or proxy contest involving us, even if these events could be beneficial to our shareholders. These provisions could also limit the price that certain investors might be willing to pay in the future for our common stock. In addition, Florida has certain laws that may deter or frustrate takeovers of Florida corporations, although we have at the present time opted out of these statutes.

                         DETERMINATION OF OFFERING PRICE

         Prior to this offering, there has been no public market for our common stock. As a result, the offering price for our common stock has been determined by negotiations between us and the representative of the underwriters and is not necessarily related to our asset value, net worth, or other established criteria of value. The factors considered in such negotiations, in addition to prevailing market conditions, include the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and other factors as were deemed relevant.

                                 USE OF PROCEEDS

         We estimate we will receive approximately $17,400,000 from the sale of 2,000,000 shares of common stock offered at an initial public offering price of $10.00 per share after deducting the underwriting discount, underwriters' non-accountable expense allowance and additional offering expenses payable by us (estimated to be approximately $1,000,000). The net proceeds are expected to be used as follows:

                                   Approximate     Approximate
                                     Amount         Percentage
                                     ------         ----------
o        Advertising............   $4,000,000           23%       o Represents costs associated with a national
                                                                    marketing and advertising campaign, including
                                                                    advertisements on television, in national
                                                                    newspapers and other publications, on the
                                                                    Internet, and in other media of national
                                                                    circulation.

o        New Products and
         Services...............    3,000,000           17%       o Represents expenses associated with developing
                                                                    and/or purchasing investment advisory services
                                                                    and web-based technologies, increasing in-house
                                                                    investor training and investment information
                                                                    publishing capabilities, hiring and training
                                                                    additional client support representatives and
                                                                    registered representatives and establishing a
                                                                    financial services portal and expanding our
                                                                    national call center offering financial advisory
                                                                    services.

o        Strategic Alliances
         and Acquisitions.......    3,000,000           17%       o We are continually evaluating potential
                                                                    acquisitions and strategic alliances with other
                                                                    businesses that are complementary to ours,
                                                                    including relationships with independent broker
                                                                    dealers for their clearing and trade execution
                                                                    business, discount broker dealers for their
                                                                    retail client base, and investment advisory firms
                                                                    to provide advisory content for our products and
                                                                    services.  We currently have no firm plans,
                                                                    commitments or agreements with respect to any
                                                                    such acquisitions or alliances.

o        Increase Net Capital...    7,400,000           43%       o Represents amounts for compliance with net
                                 ------------   ----------          capital requirements imposed under securities
                                                                    broker dealer regulations, including the
                                                                    increased net capital requirements imposed on
                                                                    firms engaging in clearing operations, which
                                                                    amounts are necessary to accommodate our planned
                                                                    expansion and growth.

                                  $17,400,000          100%
                                 ============   ==========


         If the underwriters exercise their over-allotment option in full, we will realize additional net proceeds of approximately $2,760,000 which will initially be added to our net capital.

         The foregoing represents our best estimate of the allocation of the net proceeds of this offering based upon the current status of our business. This estimate is based on certain assumptions, including continued expansion of our client base and corresponding increases in revenues and that the proposed expansion of our products and services can be completed without unanticipated delays or costs. If any of these factors change, we may find it necessary to reallocate a portion of the proceeds within the above-described categories or use portions of the proceeds for other purposes. Our estimates may prove to be inaccurate, we may undertake new programs or activities that will require considerable additional expenditures, or unforeseen expenses may occur.

         Based on currently proposed plans and assumptions relating to implementing our business plans, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our presently anticipated operations. However, we cannot assure you that cash flow from operations will be sufficient for these purposes. If our plans change, our assumptions change or prove to be inaccurate or if the proceeds of this offering and our operating cash flow otherwise prove to be insufficient to implement our business plans, we may find it necessary or desirable to reallocate a portion of the proceeds within the above-described categories, use proceeds for other purposes, seek additional financing or curtail our operations. We cannot assure you that any additional financing will be available to us on acceptable terms, or at all.

         Proceeds not immediately required for the purposes described above will be invested principally in United States government securities, short-term certificates of deposit, money market funds or other short-term interest-bearing investments.


                                 DIVIDEND POLICY

         We paid dividends to our shareholders in the past. Subsequent to June 30, 1999, we paid our shareholders distributions aggregating to $463,690. We are currently a subchapter S corporation for federal tax purposes and our taxable income is a direct liability of our current shareholders. We will make a final distribution to our existing shareholders not later than April 15, 2000 to help them pay their income taxes arising from our earnings from January 1999 until the consummation of this offering. We will distribute to them 40% of our earnings for this period. We estimate that this dividend will be approximately $1,750,000.

         We will become a C corporation effective with the consummation of this offering and we do not intend to pay any other dividends to our shareholders for the foreseeable future. We intend to retain any earnings to finance the development and expansion of our business. Payment of dividends in the future will be subject to the discretion of our board of directors and will depend upon our ability to generate earnings, our need for capital and our overall financial condition among other factors.

                                    DILUTION

         The difference between the initial public offering price per share of common stock and the pro forma net tangible book value per share after this offering constitutes the dilution to investors in this offering. Pro forma net tangible book value per share of common stock is determined by dividing our net tangible book value (total tangible assets less total liabilities) by the number of shares of common stock outstanding.

         As of June 30, 1999, our pro forma net tangible book value was $1,121,203 or $.14 per share of common stock. Pro forma net tangible book value represents the amount of our total assets, less any intangible assets, total liabilities and subchapter S corporation distributions to be made in the estimated aggregate amount of approximately $2,214,000. After giving effect to the sale of the 2,000,000 shares of common stock offered through this prospectus, and after deducting the underwriting discount and other estimated expenses of the offering, our adjusted pro forma net tangible book value as of June 30, 1999, would have been $18,521,203 or $1.85 per share. This represents an immediate increase in net tangible book value of $1.71 per share to existing shareholders and an immediate dilution of $8.15 per share to investors in the offering. The following table illustrates this per share dilution:

Initial public offering price........................................                           $10.00
     Pro forma net tangible book value before offering...............           $0.14
     Increase attributable to investors in this offering.............           $1.71
                                                                          -----------------
     Net tangible book value after offering..........................                            $1.85
                                                                                            ---------------
Dilution to new investors............................................                            $8.15
                                                                                            ===============

         If the underwriters exercise their over-allotment option in full, the pro forma adjusted net tangible book value per share of common stock after the offering would be $2.07, which would result in dilution to your investment of $7.93 per share of common stock.

         The following table shows, at June 30, 1999, a comparison of the total number of shares of common stock purchased from us, the total consideration paid and the average price paid per share by existing common shareholders and to be paid by investors who purchase shares of common stock in this offering:

                                               Shares Purchased             Total Consideration           Average
                                               ----------------             -------------------            Price
                                            Number          Percent        Dollars        Percent        Per Share
                                            ------          -------        -------        -------        ---------
Existing Shareholders............           8,000,000          80%        $ 1,121,203          5.3%         $ 0.14
New Investors....................           2,000,000          20%        $20,000,000         94.7          $10.00
                                          -----------      ------        ------------       ------       ---------
       Total.....................          10,000,000         100%        $21,121,203          100%
                                          ===========      ======        ============       ======

         The above table assumes completion of the offering and the contribution of $856,824 of undistributed Subchapter S corporation earnings to additional paid in capital. Our existing shareholders originally paid $264,379 or $.03 per share. The above table assumes no exercise of the underwriters' over-allotment option. If this option is exercised in full, the new investors will have paid $23,000,000 for 2,300,000 shares of common stock, representing approximately 22% of the total number of shares of common stock outstanding.

                                 CAPITALIZATION

         The following table sets forth our capitalization as of June 30, 1999, adjusted to give effect to the sale of 2,000,000 shares of common stock offered in this offering at an assumed public offering price of $10.00 per share and the receipt of the net proceeds from the sale. The table also reflects the distribution of approximately $464,000 paid subsequent to June 30, 1999 and also an estimated $1,750,000 to be paid to our existing shareholders to cover their tax liabilities relating to Subchapter S corporation income from January 1, 1999 through completion of this offering. The table also reflects the conversion of Empire from a Subchapter S corporation to a C corporation upon completion of this offering. You should read this table in conjunction with our financial statements and the notes included elsewhere in this prospectus.

                                                                           June 30, 1999
                                                                           -------------
                                                                                           As
                                                                     Actual         Adjusted(1)(2)
                                                                     ------         --------------
Short-term borrowings........................................   $     2,474,000   $       2,474,000

Shareholders' equity:
       Preferred stock, $.01 par value, 1,000,000
           shares authorized, no shares
           issued and outstanding............................
                                                                             --                  --
       Series A Junior Preferred Stock, $.01 par value per
           share, 20,000 shares authorized, no shares issued
           and outstanding...................................

       Common stock, $.01 par value, 100,000,000 shares
           authorized; 8,000,000 shares (actual), 10,000,000
           shares (as adjusted) issued and outstanding.......
                                                                         80,000             100,000
       Additional paid-in capital............................           184,379          18,421,203
       Retained earnings.....................................         3,070,824                  --
                                                                ---------------   -----------------
Total shareholders' equity...................................         3,335,203          18,521,203
                                                                ---------------   -----------------
Total capitalization.........................................   $     5,809,203   $      20,995,203
                                                                ---------------   -----------------

-----------------

(1) Adjusted to reflect the sale of 2,000,000 shares of common stock in this offering at an initial public offering price of $10.00 per share and the application of the net proceeds therefrom (after deducting the underwriting discount, non-accountable expense allowance and the estimated expenses of this offering).

(2) Adjusted to reflect the payment of a distribution paid to our existing shareholders after June 30, 1999 in the amount of approximately $464,000 and an estimated payment of $1,750,000 to our existing shareholders related to their tax liability for our net income during the period January 1, 1999 to the date of this offering. As in prior years, we anticipate funding the distributions from operating cash flow, not from the offering proceeds. Does not reflect earnings subsequent to July 1, 1999. Also includes an increase in the amount of $856,824 from undistributed retained earnings to additional paid-in capital by our existing shareholders and the reduction of retained earnings by the same amount, as a result of the required conversion to a C corporation upon completion of this offer. See "Dividend Policy" and Note to the financial statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Introduction

         We were incorporated in September 1999 and acquired all of the outstanding capital stock of Empire Financial Group, Inc. and Advantage Trading Group, Inc. from our Co-Chief Executive Officers and Co-Chairmen of the Board, Messrs. Kevin M. Gagne and Richard L. Goble, the former co-owners of these entities. In exchange, we issued an aggregate of 8,000,000 shares of our common stock, half of these shares to Mr. Gagne and the other half to Mr. Goble. Our business is conducted entirely through our wholly owned subsidiaries. Accordingly, the following discussion and analysis of our financial condition and results of operations are based on the combined results of these businesses.

         We are a full-service, self-clearing, financial services firm that provides discount brokerage and other financial services to retail and institutional customers. We also provide trade execution services for approximately 80 independent broker dealers, as well as for some of our customers' trades. Our trade execution and clearing capabilities position us to offer clearing services and online trade execution services to other broker dealers.

         Our retail customers can place their securities orders online through our automated website located at www.empirenow.com, or over the telephone at 1-800-lowfees (569-3337). We give our retail customers access to useful financial products and services, such as real time quotes and portfolio tracking, by telephone or online at our website, as well as access to their funds through check writing and debit cards. Our retail customers can also use our website links to obtain market commentary, analysis and research, news and investment charting. We realize significant cost savings by clearing our own trades that allow us to competitively price our services to our customers.

         We implemented our proprietary equity self-clearing operations in 1996 and customer self-clearing operations in 1998. Prior to that time, we cleared all of our customer equity and option transactions as a fully-disclosed correspondent through third parties. Clearing services include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. We began hiring associates to perform these functions in August 1997 and incurred significant non-recurring costs to hire and train our associates, as well as systems integration costs during this period. The conversion to self-clearing has allowed us to realize significant cost savings.

         Our subsidiary, Advantage Trading Group, Inc., currently performs clearing operations only for our subsidiary Empire Financial Group, Inc. We are in the process of seeking approval to have Advantage Trading Group, Inc. perform clearing services for other broker dealers and expect to receive this approval by the end of 1999.

         We now assume direct responsibility for the possession and control of customer securities and other customer assets and the clearance of customers' securities transactions. Having this responsibility requires us to record on our balance sheet the customer receivables and customer payables to us that are a result of customer margin loans (i.e., loans made to customers that are collateralized by securities held in the customers' margin accounts with us) and customer free credit balances (i.e., customer cash balances maintained by us), respectively. In addition, to the extent that our customer debit balances exceed customer free credit balances, we must obtain financing for any excess debit balance. We recorded receivables from customers, broker dealers and clearing organizations of $286,857 and payables to customers, brokers-dealers and clearing organizations of $316,211 as of June 30, 1999. We contract with a third party service bureau, SunGard Financial Systems, Inc. for our customer record keeping and data processing services.

Sources and Description of Revenues

         Commissions and Fees

         Most of our current revenues are derived from trade execution services that we provide primarily to approximately 80 independent broker dealers. These profits derive from bid and ask spreads for securities and the volatility of stock prices. In addition, commissions and fees include transactional fees charged to retail and institutional customers. Commission and fees are primarily affected by changes in transaction volumes and changes in the commission or fee rates charged per transaction. The significant growth in daily average trading volumes in the U.S. and major global equities markets combined with our introduction of online trading services has increased our trading volume.

         Mutual fund income

         Mutual fund revenue represents customary sales commissions and trailer fees paid by third party mutual funds in the United States. Commissions relating to the purchase and sale of mutual funds through our clearing operations are also included in mutual fund income.

         Interest sharing

         Interest sharing revenues consist of profits deriving from customer debit and credit balances.

         Order flow payments

         We also pay and receive order flow payments. We make order flow payments to broker dealers to induce them to direct trades to us for execution. Because of our desire to increase our profitable trade execution business, we have been paying other broker dealers for their order flow.

         Interest and dividends

         Interest revenue consists of interest earned on our interest-earning assets. Our interest income is affected by changes in prevailing interest rates.

         Other income

         Other income derives from miscellaneous items.

Description of Operating Expenses

         Employee compensation and benefits

         Our largest operating expense is employee compensation and benefits, which includes salaries and wages, incentive compensation and related employee benefits and taxes. Our sales representatives, which make up 21 of our 47 employees, are compensated on a commission basis; therefore, compensation and benefits vary directly with the employee's individual performance as well as overall operating results. Therefore, a significant portion of compensation and benefits expense will fluctuate based on our operating results.

         Order flow fees

         As noted previously, because of our desire to increase our profitable trade execution business, we have been paying other broker dealers for their order flow.

         Clearing and execution costs

         Clearing and execution costs include fees paid to floor brokers and exchanges for trade execution costs, fees paid to third-party vendors for data processing services and fees paid to clearing entities for certain clearance and settlement services. Execution and clearing costs generally fluctuate based on transaction volume. Data processing services are generally provided under longer-term fixed fee arrangements with the providers. Although we execute trades for others and clear most of the trades we execute, we also still execute and clear a portion of our trades with third parties and incur costs when doing so.

         Other operating expenses

         Other operating expenses include general and administrative expenses such as fees paid to consultants engaged to support our product, service and systems development efforts, as well as legal and accounting fees. These expenses generally fluctuate with overall changes in the level of our business activities. These expenses also include other costs including postage, printing, and supplies.

         Advertising

         Advertising expenses include television, online, print and direct mail advertising expenses and other costs incurred to create brand awareness, promote our product and service offerings and introduce new products and services. Due to the rapid development of new products and services and increased competition, advertising and promotion has increased significantly from period to period and management expects this trend to continue in the future.

         Occupancy expenses

         Occupancy expenses include the costs of leasing and maintaining our principal office space and storage areas. Occupancy expenses are primarily affected by increases in the number of employees.

         Interest

         Interest expenses consist of interest charges associated with our interest-bearing liabilities such as loans to cover customer margin accounts as well as under our short-term bank loan. We are permitted to borrow up to $15,000,000 under our short-term bank loan. This loan bears interest at 125 basis points above the federal funds rate.

         Depreciation and amortization

         Depreciation and amortization expenses are associated with our fixed assets and leasehold improvements.

Variability of Results

         We adjust our expenses in anticipation of and in response to changes in financial market conditions and customer trading patterns. Certain of our expenses (including employee compensation, order flow fees, and execution and clearing costs and other operating expenses) vary directly with changes in financial performance or customer trading activity. Expenses relating to the level of temporary employees, contractors, overtime hours, professional services, and advertising and marketing are adjustable over the short term to help us achieve our financial objectives. Additionally, developmental spending (including branch openings, product and service rollouts, and certain information technology systems improvements) is discretionary and can be altered in response to market conditions. However, a significant portion of our expenses such as employee salary compensation, occupancy expenses and our depreciation and amortization expenses do not vary directly, at least in the short term, with fluctuations in revenues or securities trading volumes. Also, we view our developmental spending as essential to our future growth, and therefore attempt to avoid major adjustments in such spending unless faced with a sustained slowdown in customer trading activity. Given the nature of our revenues and expenses, and the economic and competitive factors present in our industry, our earnings may be subject to significant volatility from period to period. Our results for any interim period are not necessarily indicative of results for a full year.

         We have experienced substantial changes in and expansion of our business and operations since we began offering our online Internet investing services. We expect to continue to experience periods of rapid change in the future. Our past expansion has placed, and any future expansion would place, significant demands on our administrative, operational, financial and other resources.

         We expect to experience significant fluctuations in future quarterly operating results that may be caused by many factors, including the following:

         o the timing of introductions or enhancements to online investing services and products by us or our competitors; market acceptance of online investing services and products;
         o  the pace of development of the market for online commerce;
         o  changes in trading volume in securities markets;
         o  trends in securities markets;
         o  domestic and international regulation of the brokerage industry;
         o  changes in pricing policies by us or our competitors;
         o  changes in strategy;
         o the success of or costs associated with acquisitions, joint ventures or other strategic relationships;
         o  changes in key personnel;
         o  seasonal trends;
         o changes in the level of operating expenses to support projected growth; and
         o  general economic conditions

         Because of the foregoing factors, in addition to other factors that affect our operating results and financial position, you should not consider past financial performance or our management's expectations to be reliable indicators of future performance. You should not use historical trends to anticipate results or trends in future periods. In that regard, results of operations and financial condition could be adversely affected by a number of factors in addition to those discussed above, including overall economic conditions and lower than expected demand. In addition, our stock price could be adversely affected if our revenues or earnings in any quarter fail to meet the investment community's expectations, or if there are broader, negative trends in the stock market in general or Internet stocks in particular.

Results of Operations

         Year Ended December 31, 1998 Compared with Year Ended December 31, 1997

         Our total revenue for the fiscal year ended December 31, 1998 was $7,933,999, a 25% increase over the total revenue of $6,325,073 for the fiscal year ended December 31, 1997. Total revenue increased primarily as a result of approximately $1.6 million more in commissions and fees in 1998 compared to 1997. Our commission and fee income and mutual fund income have grown since 1997 due to increased trading volume and stock price volatility brought about by new Securities and Exchange Commission order handling requirements that came into effect in 1997. Our order flow income decreased by $60,276 in 1998 to $149,246, compared to $209,522 in 1997, reflecting reductions both in the rate of order flow payments and in the number of transactions for which payments were paid. Our interest and dividend revenues increased from $33,681 in 1997 to $56,350 in 1998 due to increased net capital on which interest accrued.

         Our total expenses increased by approximately $1.2 million in 1998 to $6,843,415, compared to $5,628,395 in 1997 due primarily to increased trading volume, leading to increased employee compensation as well as greater clearing and execution costs and other operating expenses. Employee compensation and benefits increased $299,579 in 1998 to $2,715,069, compared to $2,415,490 in 1997. Our employee expenses tend to increase with increased commissions and fees because employee compensation is largely performance based.

         Our order flow fee expenses remained relatively stable, $1,661,488 in 1998, compared to $1,617,153 in 1997. Our clearing and execution costs increased by $243,062 to $1,345,528 in 1998 as compared to $1,102,466 in 1997. Although our subsidiary Advantage Trading Group, Inc. provides execution and clearing services for us, we still execute most of our customer orders, including all of our online orders, through third parties.

         Other operating expenses, including general and administrative expenses, increased by $425,983 to $696,341 as compared to $270,358 in 1997 due to increased operations. We doubled our advertising expenses in 1998 to $269,293, compared to $134,458 in 1997. Our interest expense increased by $43,003 in 1998 to $44,363, compared to $1,360 in 1997, due to interest charges on loans taken to cover customer margin accounts. Depreciation and amortization was $33,224 in 1998, compared to $28,560 in 1997.

         As a result of all of the foregoing factors, net income increased by nearly 57% in 1998 to $1,090,584 compared to $696,678 in 1997.

         Six Months Ended June 30, 1999 Compared with Six Months Ended June 30, 1998.

         Total revenues for the six months ended June 30, 1999 were $8,528,693, increasing by $4,982,292 or 140%, as compared to $3,546,401 in total revenues for the six months ended June 30, 1998. The significant increase was primarily due to more than doubling our trade execution services revenues and commissions as a result of increased trading volume and stock price volatility. Our trade execution services revenues totaled $5,956,513 for the six months ended June 30, 1999, compared to $2,486,194 for the six months ended June 30, 1998, an increase of 140%. Our retail brokerage operation revenues totaled $1,919,786 for the six months ended June 30, 1999 as compared to $767,163 for the six months ended June 30, 1998, an increase of 150%.

         Our total expenses for the six months ended June 30, 1999 were $5,932,903, representing an increase of $3,147,008 over the comparable period in 1998. The increase was due primarily to increased trading volume, leading to increased employee compensation as well as greater order flow fees and other operating expenses. Employee compensation and benefits increased by $1,773,569 to $2,890,457 for the six months ended June 30, 1999 as compared to $1,116,888 for the six months ended June 30, 1998. Order flow fees increased by $813,160 to $1,515,982 for the six months ended June 30, 1999, compared to $702,822 for the six months ended June 30, 1998. Our other operating expenses, which include general and administrative expenses, increased by $292,488 to $516,646 for the six months ended June 30, 1999, as compared to $224,158 for the six months ended June 30, 1998 due to increased operations. We increased our advertising expenses by $50,817 to $160,455 for the six months ended June 30, 1999 as compared to $109,638 for the six months ended June 30, 1998. Our interest expense was $123,388 for the six months ended June 30, 1999 as compared to $784 for the six months ended June 30, 1998. The increase was due to interest charges on loans taken to cover customer margin accounts.

         As a result of all of the foregoing factors, net income increased by 241% to $2,595,790 for the six months ended June 30, 1999 compared to $760,506 for the six months ended June 30, 1998.

Liquidity and Capital Resources

         Cash and cash equivalents at December 31, 1998 were $367,825 compared to $968,576 at December 31, 1997. Cash and cash equivalents at June 30, 1999 were $1,201,864, compared to $1,332,716 at June 30, 1998.

         Pursuant to the SEC's Net Capital Rule, our subsidiaries Empire Financial Group, Inc. and Advantage Trading Group, Inc. are each currently required to maintain minimum net capital of $250,000 and a ratio of aggregate indebtedness to net capital (the "net capital ratio") not to exceed 15 to 1. The following table provides further information about our compliance with the Net Capital Rule:

                                                                         December 31,                June 30,
                                                                            1998                       1999
                                                                            ----                       ----
                                                                                     (unaudited)
Empire Financial Group:
   Net Capital..............................................             $335,281                  $580,789
   Minimum Net Capital Requirement..........................              250,000                   250,000
                                                                      -----------              ------------
   Excess Net Capital.......................................             $ 85,281                  $330,789
                                                                      ===========              ============
   Aggregate Indebtedness to Net Capital....................             .37 to 1                  .62 to 1
                                                                      ===========              ============
Advantage Trading Group:
   Net Capital..............................................           $1,392,009                $2,539,428
   Minimum Net Capital Requirement..........................              250,000                   250,000
                                                                      -----------              ------------
   Excess Net Capital.......................................            1,142,009                 2,289,428
                                                                      ===========              ============
   Aggregate Indebtedness to Net Capital....................            4.94 to 1                 4.36 to 1
                                                                      ===========              ============

         Net cash used in operating activities was $1,161,424 in 1998 and $843,177 in 1997. The 38% increase in 1998 compared to 1997 was due to expansion of our operations and customer transactions.

         Net cash used in operating activities was $1,304,372 for the six months ended June 30, 1999, compared to $620,055 for the six months ended June 30, 1998, also due to expanded operations and increased transaction volume.

         Net cash used in investing activities increased approximately 19% to $77,086 during 1998 as compared to $65,000 during 1997, primarily due to increased expenditures for the purchase of property and equipment. Net cash used in investing activities was $802,456 for the six months ended June 30, 1999, compared to $6,935 for the six months ended June 30, 1998 due mainly to the purchase of treasury bills in 1999.

         Net cash provided by financing activities was $637,759 in 1998 and $252,033 used in 1997. The increase in 1998 was due to $942,000 in draws on our short-term bank loan less $304,241 distributed to our shareholders. Net cash provided by financing activities was $332,123 for the six months ended June 30, 1999 compared to $50,928 used for the six months ended June 30, 1998, due primarily to $1,532,000 in draws on our short-term bank loan less $1,199,877 in distributions to our shareholders. We are currently permitted to borrow up to $15,000,000 under a short-term loan agreement with Mercantile Bank, N.A. The loan bears interest at 125 basis points above the federal funds rate of interest (approximately 6.0% and 6.4% at December 31, 1998 and June 30, 1999, respectively) and is payable on demand. The short term bank loan balance was $942,000 at December 31, 1998 and $2,474,000 at June 30, 1999, and was
collateralized by approximately $3,000,000 of customers' margin account securities. Our current loan agreement expires on September 30, 1999. We plan to negotiate an extension of this loan agreement.

         Based on currently proposed plans and assumptions relating to the implementation of our business plan, we believe that the proceeds of this offering, combined with cash flow from operations, will enable us to fund our presently anticipated planned operations. However, we cannot assure you that we will realize cash flow from operations or that the cash flow will be sufficient. If not, or if our plans change, our assumptions change or prove to be inaccurate, or if the proceeds of this offering and our operating cash flow otherwise prove to be insufficient to implement our business plans, we may require additional financing and may seek to raise funds through subsequent equity or debt financings or other sources. We cannot assure you that additional funds will be available in adequate amounts or on acceptable terms. If funds are needed but are not available, our business would be harmed.

Accounting Standards

         We intend to grant stock options to certain employees and consultants with an exercise price not less than the fair market value at the date of grant. Certain of these options will be granted as of the date of this prospectus. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," issued by the Financial Accounting Standards Board, we will apply the intrinsic value method of accounting for employee stock compensation plans prescribed by Accounting Principles Opinion No. 25 rather than the fair value method of accounting prescribed by SFAS No.
123. If the fair value method of accounting under SFAS 123 was followed, income would be reduced by the amortization of the grant date fair value of the options over the vesting period of the options.

         In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. We do not currently use derivative instruments and, therefore, do not expect that the adoption of SFAS 133 will have any impact on our financial position or results of operations.

         In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants or AICPA, issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 in the six months ended June 30, 1999, did not have a material impact on our financial position or results of operations.

         In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs be expensed as incurred. We have accepted early adoption of SOP 98-5 and have expensed all start-up costs.

Year 2000 Readiness

         The Year 2000 issue arose from the fact that many existing computer systems and microprocessors with data functions (including those in non-information technology equipment and systems) use only two digits to identify a year in the date field with the assumption that the first two digits of the year are always "19." Consequently, on January 1, 2000, computers that are not Year 2000 compliant may read the year as 1900. Systems that calculate, compare or sort using the incorrect date may malfunction.

         We have conducted an assessment of the Year 2000 issue and the potential effect it will have on us and our business. We have determined that we will not be required to materially modify or replace our information and non-information technology systems to properly recognize and utilize dates beyond December 31, 1999. We presently believe that with modifications previously made to existing software, conversions to new software and replacement of some hardware, the Year 2000 issue will be satisfactorily resolved in our own systems. However, even if these changes are successful, failure of third parties, to which we are financially or operationally linked, to address their own system problems could have a material adverse effect on us. Furthermore, the investing and trading patterns of clients may be affected by Year 2000 issues as clients become concerned about the Year 2000 issue and the effect it will have on the U.S. and international stock markets and the securities industry generally. Changes in these patterns may harm our business.

         We continue to monitor and review the Year 2000 issue and, as appropriate, modify or replace the software (and replace some hardware) in our computer systems in our main and branch offices. We continue to monitor our own internal systems to prepare for Year 2000 compliance. Our testing is expected to involve major market participants, including competing firms and financial intermediaries, such as stock exchanges and clearing agencies that are prominent in the U.S. We have also initiated communications with counter-parties, intermediaries and vendors with whom we have important financial and operational relationships to determine the extent to which they are vulnerable to the Year 2000 issue. We have not yet received sufficient information from these parties about their remediation plans to predict the outcome of their efforts.

         To date, Year 2000 readiness has cost us an estimated $25,000 (including upgrades to existing systems) and will cost approximately $12,500 more to complete. We cannot assure you that these estimates will be correct and actual results could differ materially from our plans.

                                    BUSINESS

Overview

         Empire Financial Holding Company is a full-service, self-clearing, financial services firm that provides discount brokerage and other financial services to retail and institutional customers. We also provide trade execution services for approximately 80 independent broker dealers, as well as for some of our customers' trades. Our trade execution and clearing capabilities position us to offer clearing services and online trade execution services to other broker dealers.

         Our retail customers can place their securities orders online through our secure automated website located at www.empirenow.com, or over the telephone at 1-800-lowfees (569-3337). We give our retail customers access to useful financial products and services, such as real time quotes and portfolio tracking as well as access to their funds through check writing and debit cards. Our retail customers can also use our website links to obtain market commentary, analysis and research, news and investment charting. We realize significant cost savings by clearing our own trades that allow us to competitively price our services to our customers.

         We intend to use the Internet in various ways to help expand our business. First, we intend to use the Internet to help our existing brokers serve our clients better. The Internet will help our brokers disseminate information to clients simultaneously, thereby allowing our brokers to efficiently serve more clients. Second, we intend to use the Internet to serve an ever growing number of investors who want to make their trading and investment decisions on their own. Prior to providing this service, based upon express representations and qualifications of prospective clients, we pre-qualify these prospective clients to help ensure that they are capable of making their own trading and investing decisions.

         We were incorporated in Florida in September 1999 and have three wholly owned subsidiaries: Empire Financial Group, Inc., Advantage Trading Group, Inc. and Empire Investment Advisors, Inc., that were incorporated in Florida in 1990, 1995 and 1999, respectively. Each of these companies were owned by our two principal shareholders and in September 1999 we acquired Empire Financial Group, Inc. and Advantage Trading Group, Inc. from these individuals solely in exchange for our stock. We conduct our discount/full service brokerage business through Empire Financial Group and Advantage Trading Group provides trade execution services for independent broker dealers as well as trade execution and clearing services for Empire Financial Group. We plan to offer investment advisory services to our customers through Empire Investment Advisors, Inc.

Recent Trends in the Financial Services Industry

         Today's financial services industry is a dynamic marketplace, where all kinds of financial services can be provided, in many combinations, to various types of customers. For example investors can now separate financial advisory services from securities trading. With the development of electronic securities trading services, investors can substantially reduce transactional charges compared to traditional full-commissioned brokerage firms. Investors can now shop for the best rates and services.

         Individual investors have become increasingly knowledgeable about investing, and the large amount of financial information online allows investors to be more self-reliant and have more control over their investment decisions. Many investors now prefer to invest without paying for personal interaction with financial services professionals. As a result, many discount brokerage firms now provide online trading facilities with low to no commissions. Like full service brokerage firms, discount brokerage firms are covered by the government-sponsored Securities Investor Protection Corporation, or SIPC, that insures accounts up to $100,000 in cash and up to $400,000 in other assets. However, discount brokerage firms do not typically provide the more sophisticated products and services offered by full-service firms, such as market analysis and information, recommendations and personalized portfolio tracking with broker advice available when desired.

Our Market Opportunities

         Stock market activity has grown dramatically in recent years, with equity market capitalization doubling in the past five years to over $15 trillion, with large increases in average daily trading volumes as well. Additionally, as a result of the growth of the Internet as a tool to obtain information, online trading is now the fastest growing segment of the brokerage industry and is expected to continue to grow significantly. Online trades of retail customers accounted for over 25% of all retail stock trades in the U.S. in the first quarter of 1999 and are expected to grow to 50% by 2002. Current market research projections indicate that the number of online investor accounts will jump from approximately 6.7 million at the end of 1998 to over 24 million by the end of 2002. The value of assets held by customers in accounts with online brokerage firms is projected to grow from $324 billion in the U.S. at the end of 1998 to over $3 trillion in 2003. This rapid growth has brought with it increased competition among financial service providers as they seek to attract consumers using these new investment methods.

Our Business Strategy

         In order to succeed in the financial services industry, we believe that brokerage firms will have to provide competitive pricing as well as a comparative advantage in services, including online services. We plan to effectively compete by implementing the following business strategy:

         o Increase online transactions. Because today's investors increasingly use the Internet to invest, capitalizing on an online presence is imperative. The proceeds from this offering will allow us to embark on an aggressive marketing campaign highlighting our online presence and to continue developing our transaction execution capabilities. We are also continually seeking strategic relationships with leading technology providers to support our services with the latest features to offer superior services to our customers, empowering them and thereby increasing our volume of online transactions.

         o Become a leading clearing and execution services firm for independent broker dealers. Our trade execution and clearing capabilities permit us to expand our business by marketing our clearing and execution capabilities to independent broker dealers. By controlling the costs of these services we expect to diversify our revenue base, realize efficiencies and achieve greater flexibility. Assuming that we receive the necessary regulatory approvals, we intend to market our clearing services to other broker dealers by the end of 1999. We also plan to strengthen our relationship with these independent broker dealers by creating an online systems connection to our trade execution services and offering them online trade execution services in addition to our current telephone order capabilities.

         o Expand our customer base by acquiring independent broker dealers. Independent broker dealers with established customer bases may lack the necessary capital and other resources to expand their client base. We believe that our ability to provide broker dealers with the resources they need to meet client demands, including online trade execution capabilities, will attract broker dealers to us and allow us to expand our customer base through acquisitions.

         o Establish expertise in investment advisory services. We have established a subsidiary that will offer investment advisory services to our customers, which will assist us in establishing a stronger relationship with our customers. We believe this approach distinguishes us from many of our competitors.

         o Offer services to fee-based financial planners and registered investment advisors. We plan to increase our customer base and assets under management by establishing working relationships with fee-based financial planners and registered investment advisors. We plan to attract these planners and advisors by providing low cost trade execution and support services.

         o Combine the use of technology with personal interaction to establish and increase customer service, loyalty and retention. We understand our technology-based marketplace. However, we believe that our ability to offer a human touch to compliment electronic investing will help establish our success and result in customer retention. To meet these dual needs, we plan to establish both a Internet financial and investment portal site and expand our national call center with client support representatives to handle customer inquiries and requests.

         In addition to the above, we are continually exploring strategic alliances, acquisitions and other opportunities to provide our clients with the best possible service and products. We do not currently have any understandings, commitments, arrangements or agreements with respect to any of those types of arrangements.

Our Business

         Securities Trading Services

         We provide trade execution services for approximately 80 independent broker dealers. Our current trade execution capabilities allow us to handle orders via telephone, and we intend to expand our trade execution capabilities to include online orders. Our revenues consist primarily of profits that are derived from these trade execution services. These profits are generated from bid and ask spreads for securities and the volatility of stock prices. Trade execution currently accounts for most of our revenues and increased 140% for the six months ended June 30, 1999 compared to the comparable period in 1998.

         Clearing Operations

         We implemented proprietary equity self-clearing operations in 1996 and customer self-clearing operations in 1998. Clearing operations include the confirmation, receipt, settlement, custody and delivery functions involved in securities transactions. Performing our own clearing operations allows us to retain customer free credit balances and securities for use in margin lending activities subject to SEC and NASD rules. In August 1998, we entered into a three-year agreement with SunGard Financial Systems, Inc. for the provision of computer services to support order entry, order routing, securities processing, customer statements, tax reporting, regulatory reporting, and other services necessary to the management of a brokerage clearing business.

         We currently provide clearing services only for our own operations. We are currently seeking regulatory approval for to provide clearing services for other broker dealers, and expect to obtain this approval by the end of 1999. After this approval is obtained, we plan to begin marketing and implementing expanded clearing services. We are also working to connect our trade execution system so that it will accommodate online trading. We expect that providing clearing services combined with online trade execution services will strengthen existing relationships with independent broker dealers and attract additional broker/dealer clients seeking low cost online trade execution and clearing services.

         Since our conversion to self-clearing, customers' securities typically are held by us in nominee name on deposit at one or more of the recognized securities industry depository trust companies, to facilitate ready transferability. We collect dividends and interest on securities held in nominee name and make the appropriate credits to customer accounts. We also facilitate exercise of subscription rights on securities held for our customers. We arrange for the transmittal of proxy, annual report and tender offer materials to customers. We rely upon certificate counts and microfilming procedures as deterrents to theft of securities and, as required by the NASD and certain other regulatory authorities, carry fidelity bonds covering loss or theft. Our failure to perform self-clearing accurately and cost-effectively could have a material adverse effect on our business, financial condition and operating results.

         The retail customer accounts we self-clear are carried on a "fully disclosed" basis, pursuant to a clearing agreement. This agreement provides that our clients' securities positions and credit balances carry $2,000,000 insurance coverage through Lloyds of London that is supplemental to standard SIPC protection for clients' accounts up to $500,000 subject to a limitation of $100,000 for claims for cash balances. All customer credit balances are subject to immediate withdrawal from our clearing firm, at the discretion of the customer.

         General Financial Brokerage Services

         We also provide financial brokerage services to investors, including both individuals and small to mid-sized institutions (such as hedge funds, money managers, mutual funds and pension funds). We charge our customers an agreed upon commission. Our trading division consists of 21 employees, of which 10 are registered representatives and registered principals. Commissions revenues increased 150% for the six months ended June 30, 1999 compared to the comparable period in 1998.

         We also provide our clients with direct access to our trading desks which are online directly or indirectly with the various stock exchanges and institutional buyers and sellers via various electronic networks. Our brokers are committed to using their trading desks to obtain for our clients the fastest execution of their order at the best possible price at the time the order is given. In addition, as a result of the technology we use, we can access the most up-to-date electronic news information and research reports.

         Customers can directly place orders to buy and sell NASDAQ and exchange-listed securities, as well as equity and index options, through our automated order processing system. We support a range of order types, including market orders, limit orders (good-till-cancelled or day), stop orders and short sales. System intelligence automatically checks the parameters of an order, together with the customer's buying power and positions held, prior to executing an order. All listed market orders (subject to certain size limitations) are executed at the National Best Bid/Offer ("NBBO") or better at the time of receipt by the third market firm or exchange. The NBBO is a dynamically updated representation of the combined highest bid and lowest offer quoted across all United States stock exchanges and market makers registered in a specific stock. Eligible orders are exposed to the marketplace for possible price improvement, but in no case are orders executed at a price inferior to the NBBO. Limit orders are executed based on an indicated price and time priority. All NASDAQ market orders (subject to certain size limitations) are executed at the Best Bid/Offer (Inside Market) or better at the time of receipt by the market-maker.

         All transaction and portfolio records are automatically updated to reflect trading activity. Buy and sell orders placed when the markets are closed are automatically submitted prior to the next day's market opening. Account holders receive electronic notification of order executions, printed trade and confirmations and detailed monthly statements. We also provide for the transmittal of proxy, annual report and tender offer materials to customers.

         Access to Our Services

         Our services are widely accessible to our brokerage customers through multiple gateways, with automated order placement available 24 hours a day, seven days a week by personal computer. In addition, customers can access our systems by touch-tone telephone and traditional voice telephone communications.

         o Personal Computer. Customers using personal computers can access our brokerage services through the Internet by direct modem access. Our website combines an easy-to-use interface with the trading capabilities that experienced investors demand.

         o Voice Telephone. We allow customers to call a toll-free number to access our brokers and other customer service representatives.

         o Touch-tone Telephone. We are also in the process of implementing touch-tone telephone system to provide an alternate delivery channel for customers to access automated quote information, place stock and option orders, review account balances and check messages from any touch-tone telephone.

         We, like other securities firms, are directly affected by national and international economic and political conditions, broad trends in business and finance and substantial fluctuations in volume and price levels of securities and futures transactions. Severe market fluctuations in the future could have a material adverse effect on our business, financial condition and operating results. Certain of our competitors with more diverse product and service offerings may be better positioned to withstand such a downturn in the securities industry.

         Market Data and Financial Information

         During trading hours, we continually receive a direct feed of detailed quote data, market information and news. Customers can create their own personal lists of stocks and options for quick access to current pricing information. We provide our customers free access to delayed quotes, including stocks, options, major market indices, most active issues, and largest gainers and losers for the major exchanges. Real-time quotes are also available for a small fee. Through our alliances and website links, we have expanded our services to include immediate access to breaking news, charts, market commentary and analysis and company financial information.

         Upon placing an order, the customer is provided with a real-time bid and ask quote, at no extra charge. We also offer our customers a real time quote service for $14.95 per month, which entitles the customer to receive 250 free real-time quotes per month (plus $.05 for each additional real-time quote). Customers who purchase this service also receive 100 free real-time quotes with each trade placed through us. Our website provides links to other business and financial websites, including the Zacks Financial Research website, which provides comprehensive investment research content, and the EDGAR database, which provides access to SEC filings of public companies, among others.

         Portfolio Tracking and Records Management

         Customers have online access to a listing of all their portfolio assets held with us, including data on the date of purchase, cost basis, current price and current market value. The system automatically calculates unrealized profits and losses for each asset held. Information provided to our customers also includes total short-term or long-term gain/loss and commissions paid. Detailed account balance and transaction information include cash and money fund balances, buying power, net market portfolio value, dividends paid, interest earned, deposits and withdrawals. Customers can also create watchlists to include any number of stocks, options, mutual funds and other financial investments a customer is interested in tracking - for example, assets held at another brokerage firm.

         Cash Management Services

         Customer payments are received through the mail or federal wire system and are credited to customer accounts upon receipt. We also provide other cash management services to our customers. For example, uninvested funds earn interest in a credit interest program or can be invested in money market funds. In addition, we provide free checking services and debit cards for our customer accounts through a commercial bank and are exploring the expansion of these services.

         Account Security

         We use a combination of proprietary and industry standard security measures to protect customers' assets. Customers are assigned unique account numbers, user identifications and passwords that must be used each time they log on to the system. We rely on encryption and authentication technology to provide the security and authentication necessary to effect the secure exchange of information.

         Lending and Borrowing Activities

         o Margin Lending. We make loans to customers collateralized by customer securities. Margin lending is subject to the margin requirements and our internal policies, which are more stringent than the Federal Reserve and NASD requirements. In permitting customers to purchase securities on margin, we take the risk of a market decline that could reduce the value of the collateral held by us to below the customers' indebtedness before the collateral can be sold, which could result in losses to us. Under applicable NASD rules, in the event of a decline in the market value of the securities in a margin account, we are obligated to require the customer to deposit additional securities or cash in the account so that at all times the customer's equity in the account is at least 25% of the value of the securities in the account. Our current internal requirement, however, is that the customer's equity not fall below 30%. If it does, the customer will be required to increase the account's equity to 35%. Margin lending to customers constitutes the major portion of the basis on which our net capital requirements are determined under the SEC's Net Capital Rule. To the extent these activities expand, our net capital requirements will increase.

         o Securities Lending and Borrowing. We borrow securities both to cover short sales and to complete customer transactions in the event a customer fails to deliver securities by the required settlement date. We collateralize such borrowings by depositing cash or securities with the lender and receive a rebate (in the case of cash collateral) or pay a fee calculated to yield a negotiated rate of return. When lending securities, we receive cash or securities and generally pay a rebate (in the case of cash collateral) to the other party in the transaction. Securities lending and borrowing transactions are executed pursuant to written agreements with counterparties that require that the securities borrowed by "marked to market" on a daily basis and that excess collateral be refunded or that additional collateral be furnished in the event of changes in the market value of the securities. The securities usually are "marked to market" on a daily basis through the facilities of the various national clearing organizations.

Strategic Relationships

         We have established a strategic alliance with Wit Capital Corporation to participate as a dealer in certain public offerings in which Wit is the manager or a co-manager. Wit, with Goldman Sachs & Co. as a major shareholder, has pioneered the business of online retail distribution of public offerings. Since commencing operations in September, 1997, Wit has participated in over ninety public equity offerings, including at least seventy initial public offerings. These offerings were lead managed by established investment banking firms, including BancBoston Robertson Stephens Inc., Bear, Stearns & Co, Inc., BT Alex Brown, Donaldson Lufkin & Jenrette Securities, Goldman Sachs & Co., Hambrecht & Quist LLC, Salomon Smith Barney Inc., and Schroeders, Inc.

         Wit Offers participation in such offerings to other online investment firms who have entered into E*Dealer(TM) Agreements with Wit brokers such as Empire. Upon Empire's completion of its new website it will complete its interface with Wit's electronic book for such offerings. Recent offerings in which Wit was a co-manager include Blockbuster Inc., drkoop.com, Inc., Hoovers, Inc., Mail.com, and Medscape, Inc.

         Prospects for our clearing services include more than 3,000 broker dealers who have net capital less than $1 million and clear their trades through traditional broker dealers. Such clearing firms typically do not have cost structures that support discount commission rates and cannot accommodate online accounts.

         We are actively pursuing additional alliances with various companies to increase trading volume and operational efficiencies and to further enhance name recognition. In addition, we regularly examine new ways to provide additional products and services to our clients.

Product Development

         We plan to distinguish ourselves from our competitors and thereby attract customers through our continual product development. Among our current plans are the creation of a financial portal or Internet gateway site, www.myempirenow.com, and the establishment of a financial advisory subsidiary.

         o www.myempirenow.com. Our financial portal is in its early stages of development and is expected to be available to our customers by December 31, 2000. www.myempirenow.com will provide access to a full range of financial and investment information and services, including customer account information, order entry and execution as well as online training and investor tools, news, online banking and loan processing, insurance and other financial products and services. We expect to diversify and increase our revenues through cross-marketing opportunities created by our portal presence.

         o Investment advisory services. We have established a subsidiary that will offer investment advisory services to our customers, which will assist us in establishing a stronger relationship with our customers.

Sales and Marketing

         We plan to increase our brand recognition to attract new customers and broker dealers. We are developing a comprehensive marketing plan to attract more clients, experienced broker dealer correspondents, as well as build market awareness, educate the investing public and develop brand name recognition and loyalty. We believe that our approach to doing business will create a loyal client base. We intend to expand our market share through, among other things, television, direct-response advertising, advertising on our own and other websites, a public relations program and live seminars. We plan to launch a national advertising campaign to establish consumer awareness of our deep discount prices plus other services.

Competition

         The market for brokerage services, particularly over the Internet, is new, rapidly expanding and extremely competitive. There are currently at least 100 online brokerage firms and there are few barriers to entry. This competition is expected to continue to grow in the future. Major competitors include Charles Schwab & Co. Inc., E-Trade Group, Inc., TD Waterhouse Group, Inc., Ameritrade Holding Corporation and Fidelity Brokerage Services, Inc., among many others. In addition, we compete with financial institutions and investing services. Empire believes the major factors involved with this competition are costs, service, quality, ease of use and customer satisfaction. With over 100 discount brokerage firms, commission rates are also dropping, with companies continuing to reduce their commissions, sometimes drastically, to compete.

         Some of the strongest competition comes from companies who have greater marketing, financial and technical resources than ours. Because of this, these competitors can offer a wider range of services and financial products at the current time. Some of our competitors also have greater name recognition and more extensive client bases. These competitors may be able to respond more quickly to new or changing opportunities, technologies, and client requirements, and may be able to undertake more extensive promotional activities, offer more attractive terms to clients, and adopt more aggressive pricing policies. Moreover, current and potential competitors have established or may establish cooperative relationships among themselves or with third parties or may consolidate to enhance their services and products. We expect that new competitors or alliances among competitors will emerge and may acquire significant market share.

         There can be no assurance that we will be able to compete effectively with current or future competitors or that the competitive pressures we face will not harm our business.

Government Regulation

         Broker Dealer Regulation

         The securities industry is subject to extensive regulation under federal and state law. The SEC is the federal agency responsible for administering the federal securities laws. In general, broker dealers are required to register with the SEC under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). We are a broker dealer registered with the SEC. Under the Exchange Act, every registered broker dealer that does business with the public is required to be a member of and is subject to the rules of the NASD. The NASD has established Conduct Rules for all securities transactions among broker dealers and private investors, trading rules for the over-the-counter markets, and operational rules for its member firms. The NASD conducts examinations of member firms, investigates possible violations of the federal securities laws and its own rules, and conducts disciplinary proceedings involving member firms and associated individuals. The NASD administers qualification testing for all securities principals and registered representatives for its own account and on behalf of the state securities authorities.

         We are also subject to regulation under state law. We are currently registered as a broker dealer in all 50 states and in Puerto Rico. An amendment to the federal securities laws prohibits the states from imposing substantive requirements on broker dealers which exceed those imposed under federal law. This amendment, however, does not preclude the states from imposing registration requirements on broker dealers that operate within their jurisdiction or from sanctioning these broker dealers for engaging in misconduct.

         Net Capital Requirements; Liquidity

         As a registered broker dealer and member of the NASD, we are subject to the Net Capital Rule. The Net Capital Rule, which specifies minimum net capital requirements for registered brokers-dealers, is designed to measure the general financial integrity and liquidity of a broker dealer and requires that at least a minimum part of its assets be kept in relatively liquid form. In general, net capital is defined as net worth (assets minus liabilities), plus qualifying subordinated borrowings and certain discretionary liabilities, and less certain mandatory deductions that result from excluding assets that are not readily convertible into cash and from valuing conservatively certain other assets. Among these deductions are adjustments (called "haircuts"), which reflect the possibility of a decline in the market value of an asset prior to disposition.

         Failure to maintain the required net capital may subject a firm to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD and other regulatory bodies and ultimately could require the firm's liquidation. The Net Capital Rule prohibits payments of dividends, redemption of stock, the prepayment of subordinated indebtedness and the making of any unsecured advance or loan to a shareholder, employee or affiliate, if the payment would reduce the firm's net capital below a certain level.

         The Net Capital Rule also provides that the SEC may restrict for up to 20 business days any withdrawal of equity capital, or unsecured loans or advances to shareholders, employees or affiliates ("capital withdrawal") if the capital withdrawal, together with all other net capital withdrawals during a 30-day period, exceeds 30% of excess net capital and the SEC concludes that the capital withdrawal may be detrimental to the financial integrity of the broker dealer. In addition, the Net Capital Rule provides that the total outstanding principal amount of certain of a broker dealer's subordinated indebtedness, the proceeds of which are included in its net capital, may not exceed 70% of the sum of the outstanding principal amount of all subordinated indebtedness included in net capital, par or stated value of capital stock, paid in capital in excess of par, retained earnings and other capital accounts for a period in excess of 90 days.

         A change in the Net Capital Rule, the imposition of new rules or any unusually large charge against net capital (from operating losses or otherwise) could limit those of our operations that require the intensive use of capital, such as the financing of client account balances, and also could restrict our ability to pay dividends, repay debt and repurchase shares of our outstanding stock. A significant operating loss or any unusually large charge against net capital could adversely affect our ability to expand or even maintain our present levels of business, which could harm our business.

         We are a member of SIPC which provides, in the event of the liquidation of a broker dealer, protection for clients' accounts up to $500,000, subject to a limitation of $100,000 for claims for cash balances. We also carry $2,000,000 additional insurance on client accounts that we clear through Lloyds of London.

         Additional Regulation

         Due to the increasing popularity and use of the Internet and other online services, various regulatory authorities are considering laws and/or regulations with respect to the Internet or other online services covering issues such as user privacy, pricing, content copyrights, and quality of services. The growth and development of the market for online commerce may prompt more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. Moreover, the recent increase in the number of complaints by online traders could lead to more stringent regulations of online trading firms and their practices by the SEC, NASD and other regulatory agencies.

         Furthermore, the applicability to the Internet and other online services of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes and personal privacy is uncertain and may take years to resolve. Finally, as our services are available over the Internet in multiple states and foreign countries, and as we have numerous clients residing in these states and foreign countries, these jurisdictions may claim that our company is required to qualify to do business as a foreign corporation in each such state and foreign country.

         While our subsidiaries Advantage Trading Group, Inc. and Empire Financial Group, Inc. are both currently registered as broker dealers in all 50 states as well as Puerto Rico, they are qualified to do business as a foreign corporation in only a few states; failure by them to qualify as a broker dealer in other jurisdictions or as an out-of-state or "foreign" corporation in a jurisdiction where it is required to do so could subject them to taxes and penalties for the failure to qualify. Our business could be harmed by any new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the applications of existing laws and regulations to the Internet and other online services.

Employees

         We currently have 47 full-time employees, of which 25 are registered representatives. We have 26 people in management and operations and 21 in trading. No employee is covered by a collective bargaining agreement or is represented by a labor union. We consider our employee relations to be excellent. We also have entered into independent contractor arrangements with other individuals on an as-needed basis to assist with programming and developing proprietary technologies.

Facilities

         We are in the process of relocating our principal executive offices to an approximately 11,800 square foot facility in Longwood, Florida. This facility is owned by G&G Holding, Inc., an entity owned by Messrs. Gagne and Goble, and is occupied pursuant to a ten year lease with G&G Holding, Inc. expiring May 31, 2009 at a current rent of $18,576 per month, plus sales and property taxes. Our principal executive offices were previously located at an approximately 2,400 square foot facility also located in Longwood,

Florida, under a three-year lease expiring January 31, 2000 at a current rent of approximately $3,460 per month, plus sales tax. We also have a branch office in Delray Beach, Florida, and a branch office in Cocoa Beach, Florida. We do not have lease agreements for our branch offices; the rent for these facilities is paid by the broker-dealers who are located at these facilities.

Legal Proceedings

         We are not a party to any material legal proceedings.

                                   MANAGEMENT

         The following table sets forth the names, ages and positions held with respect to each director and executive officer:

                   Name                         Age                             Position
                   ----                         ---                             --------
Kevin M. Gagne..........................         39       Co-Chief Executive Officer and Co-Chairman of the
                                                             Board

Richard L. Goble........................         38       Co-Chief Executive Officer and Co-Chairman of the
                                                             Board

Donald A. Wojnowski Jr. ................         39       Vice President - New Business Development

_____________________...................                  Director

_____________________...................                  Director

_____________________...................                  Director

         Kevin M. Gagne is our co-chief executive officer and co-chairman of the board. He is also the President of Empire Financial Group, Inc., which he co-founded in 1990, and the chief executive officer of Advantage Trading Group, Inc. Mr. Gagne was responsible for the creation of Empire's online trading model and development of our institutional trading desk. From August 1989 to August 1990, Mr. Gagne was employed by American Express Financial. From September 1988 to August 1989, Mr. Gagne was employed by Thompson McKinnon Securities.

         Richard L. Goble is our co-chief executive officer and co-chairman of the board. He is also the chief executive officer of Empire Financial Group, Inc., which he co-founded in 1990, and President of Advantage Trading Group, Inc. Mr. Goble was responsible for the creation of Empire's trading and clearing operations. From 1987 to 1989 Mr.
Goble was president of Metta Financial Group.

         Donald A. Wojnowski Jr. will become our vice president-new business development effective upon completion of this offering. Mr. Wojnowski joined Empire Financial Group, Inc. in March 1993 and was the managing principal of our Cocoa Beach, Florida branch from March 1993 until 1999. From 1987 to March 1993, Mr. Wojnowski was vice president of Investments with Dean Witter Reynolds, Inc. Mr. Wojnowski has served as a director of Eckler Industries, Inc. and Smart Choice Automotive Group, Inc., both publicly traded companies.

Other Key Employees

         George R. Cupples joined Empire in August 1999 and is our chief compliance officer and controller. From 1990 to 1999 Mr. Cupples worked for the SEC as an examiner of broker dealers for compliance with various federal and NASD rules and regulations. His activities also included reviewing litigation involving broker dealers in enforcement proceedings. From 1982 to 1990 he worked for the NASD examining broker dealers for compliance with net capital requirements, customer protection, sales practices and supervisory procedures.

         There is no family relationship between any of the officers, key employees and directors.

         The Company's audit and compensation committees are comprised of _____________ and _________.

         Directors hold their offices until the next annual meeting of our shareholders and until their successors have been duly elected and qualified or their earlier resignation, removal from office or death. There are currently no committees of the board of directors.

         Officers serve at the pleasure of the board of directors and until the first meeting of the board of directors following the next annual meeting of our shareholders and until their successors have been chosen and qualified.

Director Compensation

         We do not currently pay our directors any fees for attending board meetings. We anticipate that following this offering we will pay non-employee directors $_______ per meeting plus travel reimbursements. In addition, each non-employee director has received stock options covering __________ shares of common stock at an exercise price equal to the initial offering price.

Executive Compensation

         The following table summarizes all compensation paid by us during the last three completed fiscal years for our co-chief executive officers and each other executive officer whose annual compensation exceeded $100,000 during the fiscal year ended December 31, 1998. Our directors do not receive compensation for serving as directors.


                                                                   Summary Compensation Table
                                             ---------------------------------------------------------------------
                                                                                                     Other Annual
                                                                    Annual Compensation            Compensation (1)
                                                                    -------------------            ----------------
       Name and Principal Position           Fiscal Year          Salary            Bonus $               $
       ---------------------------           -----------          ------            -------        ---------------
Kevin M. Gagne,                                  1998             254,879              --               566,681
   Co-Chief Executive Officer and                1997             416,846              --               346,900
     Co-Chairman of the Board                    1996             142,663              --               111,778

Richard L. Goble,                                1998             254,879              --               566,681
   Co-Chief  Executive  Officer  and             1997             416,846              --               346,900
     Co-Chairman of the Board                    1996             142,663              --               111,778

Donald A Wojnowski Jr.                           1998             171,850              --                    --
   Vice President - New Business                 1997             199,769              --                    --
     Development (2)                             1996             139,061              --                    --

---------------------
(1) Consists of distributions to these individual as shareholders of the company.
(2) Mr. Wojnowski's compensation was earned as an independent broker dealer during the years specified and not as an employee of Empire.
         Mr. Wojnowski will become an executive officer of Empire upon completion of this offering.

Employment Agreements

         We have entered into five-year employment agreements, effective as of the date of this offering, with each of Messrs. Gagne, Goble and Wojnowski which provide for an annual base compensation of $250,000, $250,000, and $60,000, respectively, and bonuses as the board of directors may in its sole discretion from time to time determine. Mr. Wojnowski will also receive ___% of commission revenues generated from his client base and will be paid $300,000 from the proceeds of this offering as a finder's fee for introducing the representative of the underwriters to us. Additionally, on the date of this prospectus Mr. Wojnowski will be granted immediately exercisable options to purchase _______ shares of our common stock at an exercise price equal to the offering price.

         Each of the employment agreements provide for employment on a full-time basis and contain confidentiality and _______-year non-competition provisions.

Indemnification Agreements

         We have entered into an indemnification agreement with each of our directors and executive officers. Each indemnification agreement provides that we will indemnify such person against certain liabilities (including settlements) and expenses actually and by him or her in connection with any threatened or pending legal action, proceeding or investigation (other than actions brought by us or in our right) to which he or she is, or is threatened to be, made a party by reason of his or her status as a director, officer or agent of ours, provided that such director or executive officer acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests and, with respect to any criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. With respect to any action brought by us or in our right, a director or executive officer will also be indemnified, to the extent not prohibited by applicable law, against expenses and amounts paid in settlement, and certain liabilities if so determined by a court of competent jurisdiction, actually and reasonably incurred by him or her in connection with such action if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to our best interests.

Stock Option Plan

         Under our 1999 Stock Option Plan (the "1999 Plan"), 500,000 shares of common stock are reserved for issuance upon exercise of the options. The 1999 Plan is designed to serve as an incentive for retaining qualified and competent directors, employees, consultants and independent contractors. Options will be granted to certain persons in proportion to their contributions to the overall success of the company as determined by the board of directors and our compensation committee in their sole discretion.

         Our board of directors, or a committee thereof, administers and interprets the 1999 Plan and is authorized to grant options thereunder to all eligible employees, including our directors and executive officers (whether current or former employees), as well as consultants and independent contractors. The 1999 Plan provides for the granting of both "incentive stock options" (as defined in Section 422 of the Internal Revenue Code of 1986, as amended) and nonstatutory stock options. Incentive stock options may only be granted, however, to employees. Options can be granted under the 1999 Plan on the terms and at the prices determined by the board of directors, or a committee thereof, except that the per share exercise price of incentive stock options granted under the 1999 Plan will not be less than the fair market value of the common stock on the date of grant and, in the case of an incentive stock option granted to a 10% shareholder, the per share exercise price will not be less than 110% of the fair market value as defined in the 1999 Plan.

         Options under the 1999 Plan that would otherwise qualify as incentive stock options will not be treated as incentive stock options to the extent that the aggregate fair market value of the shares covered by the incentive stock options which are exercisable for the first time by any individual during any calendar year exceeds $100,000.

         Options granted under the 1999 Plan will be exercisable after the period or periods specified in the option agreement. Incentive stock options granted to employees may vest immediately or in installments over a period of up to five years commencing on the first anniversary of the date of grant. Options granted under the 1999 Plan are exercisable no later than ten years from the date of the grant. Incentive stock options are not transferable. Nonstatutory stock options may be transferred to the spouse or children of the optionee or trusts in which the optionee or the optionee's spouse or children are the beneficiaries as well as by will or by the laws of descent and distribution. Adjustments in the number of shares subject to options granted under the 1999 Plan can be made by the Board of Directors or the appropriate committee in the event of a stock dividend or recapitalization resulting in a stock split-up, combination or exchange of shares.

         As of the date of this prospectus, we have granted options under the 1999 Plan to purchase ________ shares of common stock. These options will be exercisable at a price equal to the initial public offering price per share of the shares of common stock offered hereby and will expire no later than ten years from the date of grant. In addition, exercise of the options is contingent on the optionee's continued employment by us.

1999 Incentive Compensation Plan

         In September 1999, we adopted our 1999 incentive compensation plan. Our officers, employees, directors and consultants are eligible to participate in this plan. The purpose of this plan is to attract and retain persons eligible to participate in the plan, motivate participants to achieve our long-term goals and further align the interests of participants with those of our other shareholders through compensation that is directly linked to the profitability of our business and increases in shareholder value. Under this plan, we have reserved ________ shares of our common stock for awards. Our compensation committee will administer the 1999 incentive compensation plan. This plan provides our compensation committee with broad discretion to select the officers, employees and consultants to whom awards may be granted, as well as the type, size and terms and conditions of each award. The 1999 incentive compensation plan will permit grants of non-qualified and incentive stock options, stock appreciation rights and other stock-based awards. Stock option exercise prices cannot be less than the fair market value of our common stock on the date the options are issued.

         Under the 1999 incentive compensation plan, we have reserved ___________ shares of our common stock for stock options to be granted to non-employee directors. The 1999 incentive compensation plan provides for the automatic grant of an option to purchase shares of common stock to each non-employee director on the date of this prospectus or, for any director who joins our board after that date, upon joining and an option to purchase shares of common stock on the date of each later annual shareholders meeting to each person who continues to serve as a non-employee director on that date, except in the year that the non-employee director joins our board of directors. Options granted to non-employee directors on the date that we complete this offering or upon joining the board will become exercisable in ____ equal installments: on the date of grant and each of the first ____ anniversaries after that date, as long as the director continues to serve on our board. Half of the options granted to non-employee directors at each annual meeting will become exercisable on the date of grant and the other half will become exercisable on the first anniversary of that date, as long as the director continues to serve on our board. Stock options granted to non-employee directors will expire ten years after their date of grant.

1999 Employee Stock Purchase Plan

         In September 1999, we adopted our 1999 employee stock purchase plan under which a total of __________ shares of common stock are available for sale to our employees. Our compensation committee will administer the stock purchase plan. The stock purchase plan permits our eligible employees to purchase common stock through payroll deductions. The stock purchase plan operates on a calendar year basis. The stock purchase plan will be implemented in a series of consecutive offering periods, each approximately three months long. Each participant will be granted an option to purchase our common stock on the first day of the three-month period, and the option will be automatically exercised on the last day of each offering period. The purchase price of each share of common stock under the stock purchase plan will equal 85% of the lesser of (1) the fair market value of our common stock on the first date of the offering period or (2) the fair market value on the date of purchase. Payroll deductions may not exceed $_______ for any employee in any offering period. No more than ________ shares in the aggregate may be issued to all participants in any offering period. No person can purchase common stock under the stock purchase plan if that person, immediately after the purchase, would own stock possessing 5% or more of the total combined voting power or value of all outstanding shares of all classes of our capital stock.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth information regarding beneficial ownership of our common stock as of the date of this prospectus, by (1) each person who owns beneficially more than 5% of our outstanding common stock, (2) each of our executive officers, and (3) all directors and executive officers as a group.

                                                                                      Percent Beneficially Owned
                                                                                      --------------------------
                                                         Number of Shares              Prior to         After
    Name and Address of Beneficial Owner(1)             Beneficially Owned             Offering        Offering
    ---------------------------------------             ------------------             --------        --------
Kevin M. Gagne............................                  4,000,000                       --%          --%

Richard L. Goble..........................                  4,000,000                       --%          --%

_____________________.....................                          0                       --           --

_____________________.....................                          0                       --           --

_____________________.....................                          0                       --           --

Donald A. Wojnowski, Jr.(2)                                        --                       --           --
                                                       --------------                 ---------      -------
All directors and executive officers as a
group (7 persons).........................                  8,000,000                    100.0%          80%

-----------------

(1) The business address of all directors and executive officers is c/o the Company, 1385 West State Road 434, Longwood, Florida 32750.

(2) Consists of shares purchasable at the public offering price upon exercise of vested options under the 1999 Plan.

                              CERTAIN TRANSACTIONS

         We currently lease the facilities where our principal offices are located from G&G Holding, Inc., a corporation owned by our principal shareholders, co-chairmen of the board and co-chief executive officers, Messrs. Gagne and Goble. The lease has a term of ten years expiring May 31, 2009 and has a current rent of $18,576 per month, plus sales and property taxes. Our Cocoa Beach, Florida branch facility is owned by Donald A. Wojnowski, our vice president-new business development. Rent for this facility is paid by the broker-dealers who are located at this facility, including Mr. Wojnowski.

         In August 1999 we acquired all of the outstanding capital stock of each of Advantage Trading Group, Inc. and Empire Financial Group, Inc. from Messrs. Gagne and Goble in exchange for a total of 8,000,000 shares of our common stock, issued in equal amounts to Messrs. Gagne and Goble. We have also agreed to issue to Mr. Wojnowski, on the date of this prospectus, immediately exercisable options to purchase _____ shares of our common stock at an exercise price equal to the offering price. We have also agreed to pay Mr. Wojnowski $300,000 from the proceeds of this offering as a finder's fee for introducing the representative of the underwriters to Empire.

         We paid dividends to Messrs. Gagne and Goble in the past. Subsequent to June 30, 1999, Messrs. Gagne and Goble received distributions in the aggregate amount of $463,690. We are currently a subchapter S corporation for federal tax purposes and our taxable income was a direct liability of our shareholders. As a final payment to Messrs. Gagne and Goble to assist them in the payment of their income tax liability related to our 1999 earnings prior to the offering, we have agreed to make a final distribution to them no later than April 15, 2000 equal to 40% of our net income from January 1, 1999 through the completion of the offering. We estimate that this dividend will be approximately $1,750,000.

Approval of Affiliated Transactions

         We believe that each of the foregoing transactions were on terms no less favorable than those which could have been obtained from unaffiliated third parties. Following completion of this offering, all transactions between us and our directors, executive officers and principal shareholders will be on terms no less favorable than could be obtained from unaffiliated third parties and will be approved by a majority of our independent outside directors.

                          DESCRIPTION OF CAPITAL STOCK

         After this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, par value $.01 per share, 10,000,000 shares of which will be issued and outstanding, 1,000,000 shares of preferred stock, par value $.01 per share, no shares of which are issued and outstanding, and 20,000 shares of Series A Junior Preferred Stock, par value $.01 per share, no shares of which are issued and outstanding.

Common Stock

         Subject to the rights of the holders of any preferred stock that may be outstanding and that may have preferential dividend rights, each holder of common stock on the applicable record date is entitled to receive the dividends declared by the Board of Directors out of funds legally available therefor, and, in the event of liquidation, to share pro rata in any distribution of our assets after payment or providing for the payment of liabilities and the liquidation preference of any outstanding preferred stock.

         Each holder of common stock is entitled to one vote for each share held of record on the applicable record date on all matters presented to a vote of shareholders, including, subject to the rights of holders of our Series A Preferred Stock described below, the election of directors. Holders of common stock have no cumulative voting rights or preemptive rights to purchase or subscribe for any stock or other securities, and there are no conversion rights or redemption or sinking fund provisions with respect to this stock. All outstanding shares of common stock are, and the shares of common stock offered hereby will be, when issued, fully paid and nonassessable.

Preferred Stock

         Our board of directors has the authority to issue 1,000,000 shares of preferred stock in one or more series and to fix, by resolution, conditional, full, limited or no voting powers, and the designations, preferences and relative, participating, optional or other special rights, if any, and the qualifications, limitations or restrictions thereof, if any, including the number of shares in the series (which the board of directors may increase or decrease as permitted by Florida law), liquidation preferences, dividend rates, conversion or exchange rights, redemption provisions of the shares constituting any series and such other special rights and protective provisions with respect to any class or series as the board of directors may deem advisable without any further vote or action by the shareholders. Any shares of preferred stock so issued could have priority over the common stock with respect to dividend or liquidation rights or both and could have voting and other rights of shareholders.

         Our articles of incorporation also authorize us to issue 20,000 shares of Series A Junior preferred stock, none of which are outstanding. Each share of Series A Junior Preferred Stock entitles its holder to 1,000 votes on all matters submitted to a vote of our stockholders, as well as quarterly dividends equal to the greater of $1.00 or 1,000 times the total per share amount of all cash dividends and 1,000 times the total per share amount of all non-cash dividends other than a dividend payable in shares of common stock, declared on our common stock since the prior quarterly dividend payment date. Each share of Series A Junior Preferred Stock also carries with it the right to receive, if we are dissolved or liquidated, $1.00 per share plus accrued but unpaid dividends, plus 1,000 times the per share amount to be distributed to holders of our common stock.

         One of the effects of the existence of our unissued preferred stock and particularly, our authorized, but unissued, shares of Series A Junior Preferred Stock, is to render it more difficult and discourage an attempt to obtain control of Empire through a merger, tender offer, proxy contest or otherwise. This could result in delay or prevention of a change in control even if some of our shareholders believe that a change in control is in their best interests.

         We have no present plans to issue any shares of preferred stock.

Anti-takeover Effects of Our Articles of incorporation and Bylaws

         General

         Certain provisions of our articles of incorporation and bylaws may be deemed to have an anti-takeover effect and may delay, defer or prevent a tender offer or takeover attempt, including attempts that might result in a premium being paid over the market price for the shares held by shareholders. The following provisions may not be amended in our articles of incorporation or bylaws without the affirmative vote of the holders of two-thirds of the outstanding shares of common stock.

         Special Meetings of Shareholders

         Our articles of incorporation and bylaws provide that special meetings of our shareholders be called only by a majority of the board of directors, our co-chief executive officers or holders of not less than two-thirds of our outstanding voting stock.

         Advance Notice Requirements for Shareholder Proposals and Director Nominations

         Our articles of incorporation and bylaws provide that shareholders seeking to bring business before an annual meeting of shareholders, or to nominate candidates for election as directors at an annual or special meeting of shareholders, must provide timely notice thereof in writing. To be timely, a shareholder's notice must be delivered to or mailed and received at our principal executive offices not less than 60 days nor more than 90 days prior to the meeting; provided, however, that in the event that less than 70 days' notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice by the shareholder, to be timely, must be received no later than the close of business on the 10th day following the day on which the notice of the date of the meeting was mailed or the public disclosure was made, whichever is first. The bylaws also specify certain requirements as to the content and form of a shareholder's notice. These provisions may preclude shareholders from bringing matters before the shareholders at an annual or special meeting or from making nominations for directors at an annual or special meeting.

         Amendment of Bylaws

         The bylaws may only be altered, amended or repealed by the majority vote of the board of directors or the affirmative vote of the holders of at least a majority of our outstanding shares of common stock.

Anti-takeover Effects of Florida Law

         Florida has enacted legislation that may deter or frustrate takeovers of Florida corporations. The Florida Control Share Act generally provides that shares acquired in a "control share acquisition" will not possess any voting rights unless such voting rights are approved by a majority of the corporation's disinterested shareholders. A "control share acquisition" is an acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding "control shares" of a publicly held Florida corporation. "Control shares" are shares, which, except for the Florida Control Share Act, would have voting power that, when added to all other shares owned by a person or in respect to which such person may exercise or direct the exercise of voting power, would entitle such person, immediately after acquisition of such shares, directly or indirectly, alone or as a part of a group, to exercise or direct the exercise of voting power in the election of directors within any of the following ranges: (i) at least 20% but less than 33-1/3% of all voting power;
(ii) at least 33-1/3% but less than a majority of all voting power; or (iii) a majority or more of all voting power.

         At the present time we have opted out of both of these statutes as permitted thereunder.

         The Florida Affiliated Transactions Act generally requires supermajority approval by disinterested shareholders of certain specified transactions between a public corporation and holders of more than 10% of the outstanding voting shares of the corporation (or their affiliates).

         Additionally, Florida law and our articles and bylaws also authorize us to indemnify our directors, officers, employees and agents. In addition, our articles of incorporation and Florida law presently limit the personal liability of corporate directors for monetary damages, except where the directors (i) breach their fiduciary duties, and (ii) such breach constitutes or includes certain violations of criminal law, a transaction from which the directors derived an improper personal benefit, certain unlawful distributions or certain other reckless, wanton or willful acts or misconduct.

Transfer Agent

         The transfer agent for our common stock is American Stock Transfer and Trust Company, New York, New York.

                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of the offering, we will have 10,000,000 shares of common stock outstanding. Of these shares, the 2,000,000 shares of common stock sold in the offering will be freely tradeable without restriction under the Securities Act. The remaining 8,000,000 shares of common stock will be "restricted securities" as defined in Rule 144 and will become eligible for public sale subject to the restrictions of Rule 144 commencing in September 2000.

         In general, under Rule 144, if a period of at least one year has elapsed since the later of the date the "restricted shares" (as that phrase is defined in Rule 144) were acquired from us and the date they were acquired from an "affiliate" of ours, as that term is defined in Rule 144 (an "Affiliate"), then the holder of the restricted shares (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the common stock or the average weekly reported volume of trading of the common stock on The NASDAQ National Market during the four calendar weeks preceding the sale. The holder may only sell the shares through unsolicited brokers' transactions or directly to market makers. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of the sales, notices of the sales and the availability of current public information concerning us. An Affiliate may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements but without regard to the one-year holding period.

         Under Rule 144(k), if a period of at least two years has elapsed between the later of the date restricted shares were acquired from us and the date they were acquired from an Affiliate, as applicable, a holder of these restricted shares who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other conditions described above.

         Our directors, executive officers and shareholders who own an aggregate of 8,000,000 shares of common stock (representing all of the issued and outstanding shares prior to this offering) have entered into written agreements not to sell or otherwise dispose of the shares of common stock beneficially owned by them for 12 months after the date of this prospectus without the consent of the Representative.

         We can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. Nevertheless, sales of significant amounts of the common stock in the public market, or the perception that these sales may occur, could adversely affect prevailing market prices.

                                  UNDERWRITING

         Subject to certain terms and conditions contained in the Underwriting Agreement among us, LM Capital Securities, Inc., as the representative of the underwriters (the "Representative"), the underwriters named below have severally agreed to purchase from us, and we have agreed to sell to the several underwriters, the number of shares of common stock set forth opposite their names below:

Name of Underwriter                                                                          Number of Shares
-------------------                                                                          ----------------
LM Capital Securities, Inc.......................................................

Empire Financial Group, Inc......................................................

         Total...................................................................

         Empire Financial Group, Inc., a subsidiary of the company, will participate upon the same terms and condition in the offering as the other underwriters.

         The Underwriting Agreement provides that the obligations of the several underwriters to purchase the common stock are subject to approval of certain legal matters by counsel and to various other conditions. If any of the shares of common stock are purchased by the underwriters pursuant to the Underwriting Agreement, all the shares of common stock (other than shares of common stock covered by the over-allotment option described below) must be so purchased.

         We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to certain payments that the underwriters may be required to make in respect thereof. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or controlling persons, we have been advised that in the opinion of the SEC the indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

         The underwriters propose to offer the shares of common stock directly to the public at $10.00 per share. The underwriters may allow certain dealers, who are members of the NASD, concessions, not in excess of $.80 per share of common stock of which not in excess of $___ per share of common stock may be reallowed to other dealers who are members of the NASD. The offering prices, reallowances and concessions will not be changed until after this offering has been completed.

         We have granted a 45-day over-allotment option to the underwriters to purchase up to 300,000 additional shares of common stock at the offering price less the underwriting discount. If the underwriters exercise such over-allotment option, then each of the underwriters will be committed, subject to certain conditions, to purchase the additional shares in approximately the same proportion as set forth in the above table. The underwriters may exercise this option only to cover over-allotments made in connection with the sale of the shares of common stock offered hereby.

         We have agreed to pay the Representative a nonaccountable expense allowance of 2% of the gross proceeds of this offering, of which $100,000 has been paid as of the date of this prospectus. We have also agreed to pay all expenses in connection with qualifying the shares of common stock offered hereby for sale under the laws of the states the Representative designates, including expenses of counsel retained for that purpose by the Representative.

         We have agreed to sell to the Representative and its designees for an aggregate of $200.00, warrants (the "Underwriters' Warrants") to purchase up to 200,000 shares (10% of shares sold in the offering) of common stock at an exercise price of $12.50 per share (125% of the public offering price per share). The Underwriters' Warrants may not be sold, transferred, assigned or hypothecated for one year from the date of this prospectus, except to the officers and partners of the Representative and members of the underwriting syndicate and selling group and are exercisable at any time and from time to time, in whole or in part, during the five-year period commencing on the date of this prospectus (the "Warrant Exercise Term"). During the Warrant Exercise Term, the holders of the Underwriters' Warrants are given, at nominal cost, the opportunity to profit from a rise in the market price of the common stock. To the extent that the Underwriters' Warrants are exercised, dilution to the interests of our shareholders will occur. Further, the terms upon which we will be able to obtain additional equity capital may be adversely affected since the holders of the Underwriters' Warrants can be expected to exercise them at a time when we would, in all likelihood, be able to obtain any needed capital on terms more favorable to us than those provided in the Underwriters' Warrants. Any profit realized by the underwriters on the sale of the Underwriters' Warrants or the underlying shares of common stock may be deemed additional underwriting compensation.

         This offering is being conducted in accordance with Rule 2720 of the NASD. That rule requires, among other things, that the initial public offering price can be no higher than that recommended by a "qualified independent underwriter," as defined by the NASD, which underwriter has served in that capacity and performed due diligence investigations and reviewed and participated in the preparation of the registration statement of which this prospectus forms a part. The Representative in this offering served as the qualified independent underwriter and received no additional compensation for serving in this capacity.

         Our directors, executive officers and our shareholders who own an aggregate of 8,000,000 shares of common stock have entered into written agreements not to sell or otherwise dispose of any of their common stock for a period of 12 months from the date of this prospectus, without the prior written consent of the Representative.

         Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price for the common stock has been determined by negotiations between us and the Representative and is not necessarily related to our asset value, net worth or other established criteria of value. The factors considered in these negotiations, in addition to prevailing market conditions, included the history of and prospects for the industry in which we compete, an assessment of our management, our prospects, our capital structure and certain other factors as were deemed relevant.

         In connection with this offering, certain underwriters and selling group members and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the common stock. These transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which the underwriters or selling group members may bid for or purchase common stock for the purpose of stabilizing its market price.

         The underwriters also may create a short position for the account of the underwriters by selling more common stock in connection with the offering than they are committed to purchase from us and in that a case may purchase common stock in the open market following completion of the offering to cover all or a portion of that short position.

         The underwriters may also cover all or a portion of that short position, up to 300,000 shares of common stock, by exercising the over-allotment option. In addition, the Representative may impose

"penalty bids" under contractual arrangements with the underwriters, whereby it may reclaim from an underwriter (or dealer participating in the offering) for the account of other underwriters, the selling concession with respect to common stock that is distributed in any offering but subsequently purchased for the account of the underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the common stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, they may be discontinued at any time.

         Under the securities laws of certain states, the shares may be sold in those states only through registered or licensed broker dealers or pursuant to available exemptions from such requirements. In addition, in certain states the securities may not be sold unless the securities have been registered or qualified for sale in that state or an exemption from that requirement is available and is complied with.

                                  LEGAL MATTERS

         Greenberg Traurig, P.A., a professional association, Miami, Florida will give an opinion regarding the validity of the common stock offered under this prospectus. Certain legal matters relating to the offering will be passed upon for the Representative by Berger Davis & Singerman, P.A., a professional association, Miami, Florida.

                                     EXPERTS

         The statements of financial condition of Empire as of December 31, 1998 and the related statements of income, changes in shareholders' equity and cash flows for the two years then ended included in this prospectus and incorporated by reference in the registration statement, have been audited by Sweeney, Gates & Co., independent certified public accountants, as stated in their report appearing herein and incorporated by reference in the registration statement, and are included and incorporated by reference in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We have filed with a registration statement containing this prospectus with the Securities and Exchange Commission with respect to the common stock being offered in this offering. This prospectus does not contain all the information set forth in the registration statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by Securities and Exchange Commission rules and regulations. Statements made in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete; with respect to any contract, agreement or other document filed as an exhibit to the registration statement, please refer to the exhibit for a more complete description of the matter involved. Each statement in this prospectus is deemed qualified in its entirety by reference to the registration statement and to the financial statements, schedules and exhibits filed as a part of it.

         The registration statement filed by us with the Securities and Exchange Commission can be inspected and copied at the public reference facilities maintained by the Securities and Exchange Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Regional Offices of the SEC located in the Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and at 7 World Trade Center, 13th Floor, New York, New York 10048: filings may also be obtained from the Securities and Exchange Commission's website at www.sec.gov. You may also call the Securities and Exchange Commission at 1-800-SEC-0330 for more information.

         As of the date of this prospectus, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and will file reports, proxy statements and other information with the Securities and Exchange Commission. These reports, proxy statements and other information can be inspected and copied at the public reference facilities of the Securities and Exchange Commission set forth above, and copies of these materials can be obtained from the Securities and Exchange Commission's Public Reference Section at prescribed rates. We intend to furnish our shareholders with annual reports containing audited financial statements and any other periodic reports we deem appropriate or as may be required by law.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                        CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                                TABLE OF CONTENTS


Report of Independent Certified Public Accountants                                                           F-2

Financial Statements:

     Consolidated Statement of Financial Condition                                                           F-3

     Consolidated Statements of Income                                                                       F-4

     Consolidated Statement of Changes in Shareholders' Equity                                               F-5

     Consolidated Statement of Cash Flows                                                                    F-6

     Footnotes to Financial Statements                                                                       F-7


               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Shareholders and Board of Directors
Empire Financial Holding Company

         We have audited the accompanying consolidated balance sheet of Empire Financial Holding Company and subsidiaries as of December 31, 1998, and the related statement of income and changes in shareholders' equity and cash flows for the two years ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free from material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Empire Financial Holding Company and subsidiaries at December 31, 1998, and the results of its operations and its cash flows for the two years ended December 31, 1998 in conformity with generally accepted accounting principles.


                                                          Sweeney, Gates & Co.

Ft. Lauderdale, Florida
February 19, 1999

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                 CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                              DECEMBER 31, 1998 AND
                            JUNE 30, 1999 (UNAUDITED)
                                                                                                                 Pro Forma
                                                                             December 31,       June 30,          (Note 3)
                                                                                 1998             1999         June 30, 1999
                                                                                 ----             ----         -------------
                                                                                               (Unaudited)
ASSETS
Cash and cash equivalents...........................................            $  367,825       $ 1,201,864      $ 1,201,864
Cash and Treasury Bills segregated in compliance with regulations...             1,343,622           800,000          800,000
Deposits with clearing organizations and others.....................             1,445,941           711,419          711,419
Receivables from broker dealers and clearing organizations..........               508,835           670,447          670,447
Receivables from customers..........................................             5,000,391        10,310,034       10,310,034
Investment in Treasury Bills........................................                 6,894           797,334          797,334
Other current assets................................................                 9,284            13,396           13,396
Securities purchased, not yet sold, at market value.................                33,750                --               --
Property and equipment, net of accumulated depreciation.............               111,575           103,369          103,369
Other assets and deposits...........................................                32,671            19,272           19,272
                                                                               -----------       -----------     ------------
   Total assets                                                                 $8,860,788       $14,627,135      $14,627,135
                                                                               ===========       ===========     ============

LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities:
   Short-term bank loan.............................................            $  942,000       $ 2,474,000      $ 2,474,000
   Drafts payable...................................................               341,134           387,458          387,458
   Payable to customers.............................................             4,384,361         7,096,223        7,096,223
   Payable to broker dealers and clearing organizations.............               582,484           489,011          489,011
   Securities sold, not yet purchased, at market value..............                 7,725                --               --
   Commissions payable..............................................                78,935           250,874          250,874
   Accounts payable and accrued expenses............................               584,859           594,366          594,366
   Distribution payable to shareholders.............................                    --                --        2,214,000
                                                                               -----------       -----------     ------------
     Total liabilities                                                           6,921,498        11,291,932       13,505,932

Shareholders' equity:
   Preferred stock, $.01 par value, 1,000,000 shares authorized;
     none issued and outstanding....................................                    --                --               --
   Series A Junior preferred stock, $.01 par value, 20,000 shares
     authorized; none issued and outstanding........................                    --                --               --
   Common stock, $.01 par value, 100,000,000 shares authorized;
     8,000,000 shares issued and outstanding                                        80,000            80,000           80,000
   Additional paid-in capital.......................................               184,379           184,379        1,041,203
   Retained earnings................................................             1,674,911         3,070,824               --
                                                                               -----------       -----------     ------------
           Total shareholders' equity...............................             1,939,290         3,335,203        1,121,203
                                                                               -----------       -----------     ------------
                                                                                $8,860,788       $14,627,135      $14,627,135
                                                                               ===========       ===========     ============

   The accompanying notes are an integral part of these financial statements.

                        CONSOLIDATED STATEMENTS OF INCOME
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

                                                 Year ended December 31,        Six months ended June 30,
                                                 -----------------------        -------------------------
                                                   1998            1997            1999            1998
                                                   ----            ----            ----            ----
                                                                                       (Unaudited)
Revenues:
   Commissions and fees...................       $7,373,073      $5,737,356      $8,133,046      $3,304,728
   Mutual fund income.....................          258,318         215,320         188,314         111,335
   Interest sharing.......................           83,259              --          94,565          31,880
   Order flow income......................          149,246         209,522          55,575          65,743
   Interest and dividends.................           56,350          33,681          28,002          26,041
   Other income...........................           13,753         129,194          29,191           6,674
                                                -----------    ------------     -----------     -----------
                                                  7,933,999       6,325,073       8,528,693       3,546,401
                                                -----------    ------------     -----------     -----------

Expenses:
   Employee compensation and benefits.....        2,715,069       2,415,490       2,890,457       1,116,888
   Order flow fees........................        1,661,488       1,617,153       1,515,982         702,822
   Clearing and execution costs...........        1,345,528       1,102,466         664,452         578,989
   Other operating expenses...............          696,341         270,358         516,646         224,158
   Advertising............................          269,293         134,458         160,455         109,638
   Occupancy expense......................           78,109          58,550          41,229          34,262
   Interest...............................           44,363           1,360         123,388             784
   Depreciation and amortization..........           33,224          28,560          20,294          18,354
                                                -----------    ------------     -----------     -----------
                                                  6,843,415       5,628,395       5,932,903       2,785,895
                                                -----------    ------------     -----------     -----------
Net Income................................       $1,090,584      $  696,678      $2,595,790      $  760,506
                                                ===========    ============     ===========     ===========

Pro forma information (unaudited)
   Net income (historical) before income
     taxes (see Note 3)...................       $1,090,584      $  696,678      $2,595,790         760,506
   Income taxes...........................          410,000         262,000         977,000         286,000
                                                -----------    ------------     -----------     -----------
   Net income.............................         $680,584        $434,678      $1,618,790        $474,506
                                                ===========    ============     ===========     ===========
   Earnings per share - basic and diluted.       $     0.09      $     0.05      $     0.20      $     0.06
                                                ===========    ============     ===========     ===========
   Weighted average shares outstanding....
                                                  8,000,000       8,000,000       8,000,000       8,000,000
                                                ===========    ============     ===========     ===========


   The accompanying notes are an integral part of these financial statements.


                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
               FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997 AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


                                                              Series A Junior                            Additional
                                       Preferred Stock        Preferred Stock         Common Stock        Paid-in     Retained
                                     Shares      Amount     Shares      Amount     Shares      Amount     Capital     Earnings
                                     ------      ------     ------      ------     ------      ------     -------     --------
Balance, January 1, 1997            -        $ -           -        $ -           8,000,000 $80,000     $184,379   $  443,923

Net income                          -          -           -          -                   -       -            -      696,678

Shareholders' distributions         -          -           -          -                   -       -            -     (252,033)
                                  ---        ---         ---        ---         ----------- -------    ---------  -----------


Balance, December 31, 1997          -          -           -          -           8,000,000  80,000      184,379      888,568

Net income                          -          -           -          -                   -       -            -    1,090,584

Shareholders' distributions         -          -           -          -                   -       -            -     (304,241)
                                  ---        ---         ---        ---         ----------- -------    ---------  -----------


Balance, December 31, 1998          -          -           -          -           8,000,000  80,000      184,379    1,674,911

Net income                          -          -           -          -                   -       -            -    2,595,790

Shareholders' distributions         -          -           -          -                   -       -            -   (1,199,877)
                                  ---        ---         ---        ---         ----------- -------    ---------  -----------


Balance, June 30, 1999 (unaudited)  -        $ -           -        $ -           8,000,000 $80,000     $184,379   $3,070,824
                                  ===        ===         ===        ===         =========== =======    =========  ===========

Pro forma statement of additional
   paid-in capital and retained
   earnings (unaudited)

Balance, June 30, 1999                                                                                   184,379   $3,070,824


Distributions to shareholders                                                                                  -   (2,214,000)

Transfer of undistributed
   earnings to additional
   paid-in capital                                                                                       856,824      856,824
                                                                                                     -----------  -----------
Pro forma balance, June 30, 1999                                                                     $ 1,041,203   $        -
                                                                                                     ===========  ===========

   The accompanying notes are an integral part of these financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                Six months ended
                                                                     December 31,                   June 30,
                                                                     ------------                   --------
                                                                  1998          1997           1999          1998
                                                                  ----          ----           ----          ----
                                                                                                  (Unaudited)
Cash flows from operating activities:
   Net income............................................     $ 1,090,584   $   696,678    $ 2,595,790   $   760,506
   Depreciation and amortization.........................          33,224        32,782         20,294        18,354
   Loss on disposal of assets............................          16,081         1,461             --            --
   Unrealized gain or loss...............................              --            --            (72)        2,715
   Adjustments to reconcile net income to net cash
     provided by operating activities:
       (Increase) decrease in segregated cash............      (1,343,622)           --        543,622            --
       (Increase) decrease in clearing deposits..........      (1,062,782)      118,659        734,522       (97,360)
       (Increase) decrease in broker dealer receivables..        (460,953)      (30,234)      (161,612)       47,882
       (Increase) in order flow receivables..............          (1,800)           --             --        (1,283)
       (Increase) in customer receivables................      (5,000,391)           --     (5,309,643)           --
       (Increase) decrease in securities purchased, not
         yet sold........................................         (33,750)           --         33,750            --
       (Increase) in other current assets................          (8,174)       (1,110)        (4,112)      (24,199)
       (Increase) decrease in other assets...............         (20,484)          663         13,399         2,362
       Increase in drafts payable........................         341,134            --         46,324            --
       Increase in customer payables.....................       4,384,361            --      2,711,862            --
       Increase (decrease) in securities sold, not yet
         purchased.......................................           7,725            --         (7,725)           --
       Increase (decrease) in payable to broker dealers..         412,958            --        (93,473)      (72,596)
       Increase (decrease) in commissions payable........          56,775       (26,928)       171,893        50,410
       Increase (decrease) in accounts payable and
         accrued expenses................................         427,690        51,206          9,553       (66,736)
                                                            -------------   -----------   ------------   -----------
Total adjustments........................................      (2,301,313)      112,256     (1,311,640)     (161,520)
                                                            -------------   -----------   ------------   -----------
       Total cash flows provided by (used in) operating
         activities......................................      (1,161,424)      843,177      1,304,372       620,055
                                                            -------------   -----------   ------------   -----------
Cash flows provided by (used in) investing activities:
   Purchase of Treasury Bills............................              --            --       (790,440)           --
   Purchase of property and equipment....................         (77,086)      (65,000)       (12,016)       (6,935)
                                                            -------------   -----------   ------------   -----------
       Total cash flows provided by (used in) investing
         activities......................................         (77,086)      (65,000)      (802,456)       (6,935)
                                                            -------------   -----------   ------------   -----------
Cash flows provided by (used in) financing activities:
   Proceeds from short-term bank loan....................         942,000            --      1,532,000            --
   Distributions to shareholders.........................        (304,241)     (252,033)    (1,199,877)      (50,928)
                                                            -------------   -----------   ------------   -----------
       Total cash flows provided by (used in) financing
         activities......................................         637,759      (252,033)       332,123       (50,928)
                                                            -------------   -----------   ------------   -----------
Net increase (decrease) in cash and cash equivalents.....        (600,751)      526,144        834,039       562,192
Cash and cash equivalents, beginning of period...........         968,576       442,432        367,825       968,576
                                                            -------------   -----------   ------------   -----------
Cash and cash equivalents, end of period.................     $   367,825   $   968,576    $ 1,201,864   $ 1,530,768
                                                            =============   ===========   ============   ===========
Supplemental disclosure of cash flow information:
   Cash paid during the period for interest..............     $    43,363   $     1,360    $   123,388   $       784
                                                            =============   ===========   ============   ===========


   The accompanying notes are an integral part of these financial statements.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


1.       BUSINESS AND BASIS OF PRESENTATION

         Business - Empire Financial Holding Company ("the Company"), a Florida corporation, was formed in September 1999, and during that same month it acquired Empire Financial Group, Inc. ("Group"), Advantage Trading Group, Inc. ("Advantage") and Empire Investment Advisors, Inc. ("Advisors"). Since all companies have common ownership the acquisitions have been accounted for in a manner similar to a pooling of interest. Group was incorporated in Florida on August 20, 1990. Advantage was incorporated in Florida in July 1995. Advisors was incorporated in September 1999. The Company is a full-service, self-clearing financial services firm that provides discount brokerage services to retail and institutional customers. The Company also provides trade execution services for independent broker dealers as well as for some of its own customer's trades. Its principal executive office is headquartered in Longwood, Florida and maintains branch offices in Cocoa Beach and Delray Beach, Florida.

         Unaudited interim financial statements - The accompanying consolidated financial statements of the Company for the six months ended June 30, 1999 and 1998 are unaudited, but, in the opinion of management, reflect the adjustments all of which are of a normal recurring nature, necessary for a fair presentation of such financial statements in accordance with generally accepted accounting principles. The results of operations for an interim period are not necessarily indicative of results for a full year.

         Principles of consolidation - The consolidated financial statements include the accounts of Group and Advantage. All material intercompany accounts and transactions have been eliminated.

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Cash and cash equivalents - The Company considers all unrestricted deposits and highly liquid investments, readily convertible to known amounts, with an original maturity of three months or less to be cash equivalents.

         Treasury Bills - Treasury Bills are carried at market value, which approximates cost. The resulting difference between cost and market is included in income.

         Property and equipment - Property and equipment are stated at cost. Depreciation is provided over the estimated useful lives of the respective assets using the straight-line method.

         Drafts payable - Drafts payable represent amounts drawn by Advantage against a bank, and sight overdrafts under sweep agreements with banks for both Group and Advantage.

         Revenue recognition and trading expenses - Revenue and clearing expenses of the company are recorded on a settlement-date basis as securities transactions occur. Order flow expenses for Advantage are recorded on a trade date basis as securities transactions occur.

         Advertising costs - Advertising costs are charged to operations as incurred.
                                      F-7

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)


         Fair value of financial instruments - The financial instruments of the Company are reported in the statement of financial condition at market or fair values, or at carrying amounts that approximate fair values because of the short maturity of the instruments.

         Use of estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statement and the reported amounts of revenues and expenses during the report period. Actual results could differ from those estimates.

         Income taxes - Group and Advantage, individually, with the consent of their shareholders, elected to be S corporations under the Internal Revenue Code. All taxable income or loss flows through to the shareholders. Accordingly, no income tax expense or liability has been recorded on a historical basis in the accompanying financial statements. The Company and its subsidiaries will be required to terminate their S elections at the date of the offering.

         Impairment of long-lived assets - The Company evaluates the recoverability of its property and equipment, and other assets in accordance with Statement of Financial Accounting Standards Board ("FASB") No. 121, "Accounting for the Impairment of Long-Lived Assets to be Disposed of" ("SFAS 121"). SFAS 121 requires recognition of impairment of long-lived assets in the event the net book value of such assets exceeds the estimated future undiscounted cash flows attributable to such assets or the business to which such intangible assets relate. No impairments were recognized during the years ended December 31, 1998 and 1997 and the six months ended June 30, 1999.

         Segment reporting - In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS 131"). This statement requires companies to report information about operating segments in interim and annual financial statements. It also requires segment disclosures about products and services, geographic areas and major customers. The Company has determined that it did not have any separately reportable operating segments as of December 31, 1998 or 1997, or as of June 30, 1999.

         Comprehensive income - In June 1997, FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS 130"). SFAS 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. SFAS 130 is effective for financial statements for fiscal years beginning after December 15, 1997. Its adoption did not impact the Company's financial position, results of operations, or cash flows as the Company had no items of other comprehensive income during the years ended December 31, 1998 and 1997, or the six months ended June 30, 1999.

         Recent accounting pronouncements - In June 1998, FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)

2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES(Continued)


Activities" ("SFAS 133"). SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. SFAS 133, as amended by SFAS 137, is effective for all fiscal quarters of all fiscal years beginning after June 15, 2000, with earlier application encouraged. The Company does not currently use derivative instruments and, therefore, does not expect that the adoption of SFAS 133 will have any impact on its financial position or results of operations.

In March 1998, the Accounting Standards Executive Committee of the American Institute of Certified Public Accountants ("AICPA"), issued Statement of Position No. 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use" ("SOP No. 98-1"), which provides guidance regarding when software developed or obtained for internal use should be capitalized. SOP No. 98-1 is effective for fiscal years beginning after December 15, 1998. The adoption of SOP No. 98-1 in the six months ended June 30, 1999, did not have a material impact on its financial position or results of operations.

In April 1998, the Accounting Standards Executive Committee of the AICPA issued Statement of Position 98-5, "Reporting on the Costs of Start-up Activities" ("SOP 98-5"). SOP 98-5 requires that start-up costs, including organizational costs be expensed as incurred. The Company has accepted early adoption of SOP 98-5 and has expensed all start-up costs.

3.       PRO FORMA INFORMATION


         Pro forma income tax - The objective of the unaudited pro forma income statement information is to show what the significant effects on the historical financial information might have been had the Company not been treated as an S corporation for income tax purposes through June 30, 1999. The pro forma adjustments reflect provisions for income taxes computed based upon statutory tax rates as if the Company had been subject to federal and state taxation during 1999, 1998 and 1997.

         Pro forma deferred tax assets and liabilities for the periods were immaterial.

         Pro forma earnings per share - For pro forma purposes, the Company has utilized FASB No. 128, "Earnings Per Share" ("SFAS No. 128"). SFAS No. 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Since the Company has no potential dilutive shares outstanding, basic and diluted earnings per share are the same.

         Pro forma statement of financial condition - The Company's presentation of the unaudited pro forma statement of financial condition and statement of shareholders' equity at June 30, 1999 reflects the effect on historical retained earnings of a planned S corporation

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)



distribution to the existing shareholders of approximately $2,214,000. As in prior years, the Company anticipates funding the distributions from operating cash flow, not from the proceeds of the offering. It does not reflect the receipts of any proceeds from the Company's initial public offering or earnings from July 1, 1999 through the date of the initial public offering. Since the distributions will not be funded from the offering, no shares are deemed to be sold by the Company to fund the distributions. The pro forma also reflects the reclassification of undistributed earnings as additional paid-in capital.


4.       DEPOSITS WITH CLEARING AGENTS (RESTRICTED CASH)

The Company maintains deposits with clearing agents as follows:

                                                         December 31,          June 30,
                                                             1998                1999
                                                             ----                ----
                                                                             (Unaudited)
Cash and cash equivalents                                  $   997,902        $   612,604
Treasury Bills (market value)                                  448,039             98,815
                                                          ------------       ------------

                                                            $1,445,941        $   711,419
                                                          ============       ============

 5.      RECEIVABLES FROM AND PAYABLE TO BROKER DEALERS AND CLEARING
         ORGANIZATIONS

         Amounts receivable from and payable to broker dealers and clearing organizations consist of the following:

                                                  December 31, 1998           June 30, 1999 (Unaudited)
                                           -------------------------------- -------------------------------
                                             Receivable        Payable        Receivable       Payable
                                             ----------        -------        ----------       -------
Securities failed-to-deliver/receive         $      74,499   $      42,685    $     379,290       $ 172,800

Broker dealers and clearing organizations          195,067         501,421          286,857         316,211

Other                                              239,269          38,378            4,300               -
                                            --------------  --------------  ---------------     -----------

                                             $     508,835   $     582,484    $     670,447        $489,011
                                            ==============  ==============  ===============     ===========

          The Company clears certain of its customer transactions through other clearing organizations.

6.       RECEIVABLE FROM AND PAYABLE TO CUSTOMERS

         Accounts receivable and payable to customers include amounts due on cash and margin transactions. Securities owned by customers are held as collateral for receivables. Such collateral is not reflected in the financial statements. Payable to customers represents free credit balances and other customer funds pending completion of securities transactions. The Company pays interest on certain customer credit balances.

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


7.       SECURITIES OWNED AND SOLD, NOT YET PURCHASED

         Marketable securities owned and sold, not yet purchased, consist of trading securities at market value. At December 31, 1998 marketable securities owned, not yet purchased, totaled $33,750 and securities sold, not yet purchased, totaled $7,725. Amounts at June 30, 1999 were immaterial.

8.       PROPERTY AND EQUIPMENT

         Property and equipment consists of the following:

                                                         December 31,          June 30             Useful
                                                             1998                1999               Lives
                                                             ----                ----               -----
                                                                             (Unaudited)
Equipment                                                 $      16,963     $       17,728        5-7 years
Computers                                                       130,096            140,007         5 years
Furniture and fixtures                                           10,305             10,305         7 years
                                                          -------------     --------------
                                                                157,364            168,040
Less: accumulated depreciation                                  (45,789)           (64,671)
                                                          -------------     --------------

                                                           $    111,575      $     103,369
                                                          =============     ==============

         Depreciation expense charged to income was $31,966 and $27,588 for the years ended December 31, 1998 and 1997, respectively, and $18,883 and $15,992 for the six months ended June 30, 1999 and 1998, respectively.

9.       SHORT TERM BANK LOAN

         Short term bank loan at December 31, 1998, and June 30, 1999 in the amount of $942,000 and $2,474,000, respectively, was collateralized by approximately $3,000,000 of customers' margin account securities. The Company is permitted to borrow up to $15,000,000 per its lending agreements. The loan bears interest at 125 basis points above the federal funds rate of interest (approximately 6.0% and 6.4% at December 31, 1998 and June 30, 1999, respectively), and is payable on demand. The current bank agreement expires on September 30, 1999.

10.      LEASES

         The Company has a non-cancelable operating lease for office facilities that expires in January 2000. The following is a schedule of future minimum lease payments for the operating lease:

                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


          Year ending December 31,
          ------------------------

                  1999                                 $        72,101
                  2000                                           6,028
                                                      ----------------

                                                       $        78,129
                                                      ================

         Rental expense was $78,109 and $58,550 for the years ended December 31, 1998 and 1997, respectively, and $41,229 and $34,262 for the six months ended June 30, 1999 and 1998, respectively.

11.      OFF BALANCE SHEET RISK AND CONCENTRATION OF CREDIT RISK

         In the normal course of business, the Company through its subsidiaries, executes, settles and finances customer and proprietary securities transactions. These activities expose the Company to off balance sheet risk in the event that customers or other parties fail to satisfy their obligations.

         Securities transactions are recorded on settlement date, generally three business days after trade date. Should a customer or broker fail to deliver cash or securities as agreed, the Company may be required to purchase or sell securities at unfavorable market prices.

         The Company extends credit to customers, collateralized by cash and securities, subject to regulatory and internal requirements. Customer margin transactions include purchases of securities, sale of securities not yet purchased and option contracts. The Company continually monitors margin requirements and requests customers to deposit additional collateral or reduce positions when necessary. Such transactions expose the Company to risk in the event those margin requirements are insufficient to fully cover customer losses.

         During the year, the Company maintains cash balances and money market funds in excess of the federally insured limits. The funds are primarily with major money center banks and one major regional bank. Consequently, the Company does not believe that there is a significant risk in having these balances exceed $100,000 in various accounts.


12.      NET CAPITAL PROVISION OF RULE 15c3-1

         The Company, through its subsidiaries individually, is subject to the Securities and Exchange Commission Uniform Net Capital Rule (SEC rule 15c3-1), which requires the maintenance of minimum net capital and requires that the ratio of aggregate indebtedness to net capital, both as defined, shall not exceed 15 to 1. Group was required to maintain a minimum net capital of $250,000 at December 31, 1998 and $250,000 at June 30, 1999. Advantage was required to maintain a minimum net capital of $250,000 at December 31, 1998 and $250,000 at June 30, 1999. Details of the net capital requirements are as follows:


                EMPIRE FINANCIAL HOLDING COMPANY AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED DECEMBER 31, 1998 AND 1997
                                       AND
           FOR THE SIX MONTHS ENDED JUNE 30, 1999 AND 1998 (UNAUDITED)


                                                         December 31,          June 30
                                                             1998                1999
                                                             ----                ----
                                                                             (Unaudited)
Group:
     Net capital                                       $        335,281    $       580,789
     Minimum net capital requirement                            250,000            250,000
                                                       ----------------   ----------------

     Excess net capital                                $         85,281    $       330,789
                                                       ================    ===============

     Aggregate indebtedness to net capital                     .37 to 1           .62 to 1
                                                       ================    ===============

Advantage:
     Net capital                                       $      1,392,009    $     2,539,428
     Minimum net capital requirement                            250,000            250,000
                                                       ----------------   ----------------

     Excess net capital                                $      1,142,009    $     2,289,428
                                                       ================    ===============

     Aggregate indebtedness to net capital                    4.94 to 1          4.36 to 1
                                                       ================    ===============


13.      SUBSEQUENT EVENTS

         Subsequent to year-end, the Company executed a ten-year lease for offices in Longwood, Florida. The facility is owned by G&G Holding, Inc., an entity owned by the Company's shareholders. Rent expense will be $18,756 per month, plus applicable sales and property taxes.


====================================================================     ===========================================================

         No dealer, salesperson, or any other person has been authorized to give                 EMPIRE FINANCIAL
any information or to make any representations in connection with this offering                  HOLDING COMPANY
other than those contained in this prospectus, and, if given or made, the information or representations must not be relied upon as having been authorized by us or the underwriters. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof or since the dates as of which information is set forth herein. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered
hereby in any jurisdiction to any person to whom it is unlawful to make an offer                2,000,000 SHARES OF
in such jurisdiction.
                                                                                                   COMMON STOCK









                                                                                                    PROSPECTUS










         Until __________, 1999 (25 days after the date of this                             LM CAPITAL SECURITIES, INC.
prospectus), all dealers effecting transactions in the shares
of common stock, whether or not participating in this distribution,                         EMPIRE FINANCIAL GROUP, INC.
may be required to deliver a prospectus. This is in addition to the obligation of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.
                                                                                                ____________, 1999





====================================================================     ===========================================================

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors and Officers.

         The Registrant has authority under the Florida Business Corporation Act to indemnify its directors and officers to the extent provided for in such statute. The Registrant's Articles of incorporation and Bylaws provide that the Registrant may insure, shall indemnify and shall advance expenses on behalf of its officers and directors to the fullest extent not prohibited by law. The Registrant is also a party to indemnification agreements with each of its directors and officers.

Item 25. Other Expenses of Issuance and Distribution

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this registration statement (other than underwriting discounts and commissions) will be as follows:

Securities and Exchange Commission registration fee..................................               $10,633.50
NASD filing fee......................................................................               $  3950.00
NASDAQ National Market listing fee*..................................................
Printing expenses*...................................................................
Accounting fees and expenses*........................................................
Legal fees and expenses*.............................................................
Blue Sky fees and expenses*..........................................................
Transfer Agent's fees and expenses*..................................................
Miscellaneous*.......................................................................
                                                                                                    ----------
         TOTAL.......................................................................               $
                                                                                                    ==========

-------------------

*To be included by amendment.

         All amounts except the Securities and Exchange Commission registration fee and the NASD filing fee are estimated.

Item 26. Recent Sales of Unregistered Securities.

         In August 1999 the Registrant issued 4,000,000 shares of its common stock to each of Messrs. Kevin M. Gagne and Richard L. Goble in exchange for all of the outstanding capital stock of each of Empire Financial Group, Inc. and Advantage Trading Group, Inc. pursuant to the terms of a Share Exchange Agreement among the Registrant, Mr. Gagne and Mr. Goble. We have also agreed to issue to Mr. Donald A. Wojnowski, on the date of this prospectus, immediately exercisable options to purchase _____ shares of our common stock at an exercise price equal to the offering price.

         In connection with the above-referenced issuances, the Registrant relied on Section 4(2) under the Securities Act of 1933, as amended, as transactions by an issuer not involving any public offering. Each of the above investors had full access to information relating to the Registrant and represented to the Registrant that he had the required investment intent. In addition, the above-referenced securities will bear appropriate restrictive legends, and stop transfer orders will be placed against such securities.

Item 27. Exhibits.

Exhibit           Description
-------           -----------
1.1               Form of Underwriting Agreement(2)
2.1               Share Exchange Agreement between the Registrant, Kevin M. Gagne and Richard L. Goble(2)
3.1               Registrant's Articles of incorporation, as amended(2)
3.2               Registrant's Bylaws(2)
4.1               Form of Underwriter's Warrant Agreement, including Form of Warrant Certificate*(2)
4.2               Form of Registrant's Common Stock Certificate(2)
4.3               Form of Registrant's Series A Junior Preferred Stock Certificate(2)
5.1               Opinion of Greenberg Traurig, P.A.(2)
10.1              1999 Stock Option Plan*(2)
10.2              Employment Agreement with Kevin M. Gagne*(2)
10.3              Employment Agreement with Richard L. Goble*(2)
10.4              Employment Agreement with Donald A. Wojnowski, Jr.*(2)
10.5              Office Lease dated June 1, 1999 between Registrant and G&G Holdings, Inc. relating to principal offices of
                  Registrant(2)
10.6              Office Lease dated November 22, 1996 between Empire Financial Group, Inc. and Phoenix Home Life Mutual Insurance
                  Company relating to prior principal executive offices location at 220 Crown Oak Center Drive, Longwood, Florida(2)
10.7              Form of Indemnification Agreement between the Registrant and each of its directors and executive officers*(2)
10.8              Clearing Agreement between Bear Stearns Securities Corp.(2)
10.9              Clearing Agreement between Empire Financial Group, Inc. and Advantage Trading Group, Inc.(2)
10.10             1999 Incentive Compensation Plan (2)
10.11             1999 Employee Stock Purchase Plan (2)
21.1              Subsidiaries of the Registrant(2)
23.1              Consent of Greenberg Traurig, P.A. (included in its opinion filed as Exhibit 5.1)(2)
23.2              Consent of Sweeney, Gates & Co.(1)
25.1              Power of Attorney (included on the signature page of this Registration Statement)
27.1              Financial Date Schedule(1)

---------------------------

*        Compensation Plan or Arrangement

(1)  Filed herewith.
(2)  To be filed by amendment.

Item 28. Undertakings

         (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to:

         (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

         (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         (4) To provide to the Underwriters at the closing specified in the Underwriting Agreement certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense or any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

         For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

         For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized, in the City of Longwood, State of Florida, on September 1, 1999.

                                             EMPIRE FINANCIAL HOLDING COMPANY


                                             By: /s/  Kevin M. Gagne
                                             -----------------------
                                                 Kevin M. Gagne
                                                 Co-Chief Executive Officer


                                             By: /s/ Richard L. Goble
                                             ------------------------
                                                 Richard L. Goble
                                                 Co-Chief Executive Officer

                                POWER OF ATTORNEY

         Each person whose signature appears below constitutes and appoints Kevin M. Gagne and Richard L. Goble or either one of them, as his or her true and lawful attorneys-in-fact and agents with full power of substitution and resubstitution for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each person who is then an officer or director of the Registrant any and all amendments (including post-effective amendments) to this Registration Statement, and any registration statement relating to the offering hereunder pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority to do and perform each and every act and thing required or necessary to be done in and about the premises as fully as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

              Signatures                                      Title                                  Date
              ----------                                      -----                                  ----
                                             Co-Chief Executive Officer and Director           September 1, 1999
/s/ Kevin M. Gagne                           (Co-Principal Executive and Accounting Officer)
------------------
Kevin M. Gagne


                                             Co-Chief Executive Officer and Director           September 1, 1999
/s/ Richard L. Goble                         (Co-Principal Executive and Accounting Officer)
--------------------
Richard L. Goble
